UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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ePlus inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EPLUS INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on Thursday, September 15, 2016

To the Shareholders of ePlus inc.:

NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Shareholders of ePlus inc., a Delaware corporation, will be held on Thursday, September 15, 2016, at The Westin Washington Dulles Airport, 2520 Wasser Terrace, Herndon, Virginia 20171 at 8:00 a.m. local time for the purposes stated below:

1.	To elect as directors the nominees named in the attached proxy statement, each to serve an annual term, and until their successors have been duly elected and qualified;

2.	To hold an advisory vote on the compensation of our named executive officers as disclosed in the proxy statement;

3.	To ratify the selection of Deloitte & Touche LLP as our independent registered accounting firm for our fiscal year ending March 31, 2017; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

This year we are again electronically disseminating Annual Meeting materials to some of our shareholders, as permitted under the Notice and Access rules approved by the Securities and Exchange Commission.  For shareholders whom Notice and Access applies, proxy materials were made available to you over the Internet beginning on or about August 3, 2016.  Holders of our common stock at the close of business on July 21, 2016, are entitled to vote at the Annual Meeting of Shareholders.

You are cordially invited to attend the Annual Meeting in person.  To ensure that your vote is counted at the Annual Meeting, however, please vote as promptly as possible.

By Order of the Board of Directors

/s/ Erica S. Stoecker
August 3, 2016	Erica S. Stoecker
Corporate Secretary &
General Counsel

YOUR VOTE IS IMPORTANT

BROKERS ARE NOT PERMITTED TO VOTE ON THE ELECTION OF DIRECTORS OR ON CERTAIN OTHER PROPOSALS WITHOUT INSTRUCTIONS FROM THE BENEFICIAL OWNER.  THEREFORE, IF YOUR SHARES ARE HELD IN THE NAME OF YOUR BROKER OR BANK, IT IS IMPORTANT THAT YOU VOTE.  WE ENCOURAGE YOU TO VOTE PROMPTLY, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 15, 2016:

THE COMPANY’S PROXY STATEMENT FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS AND THE ANNUAL REPORT FOR THE FISCAL YEAR ENDED MARCH 31, 2016, ARE AVAILABLE AT WWW.EDOCUMENTVIEW.COM/PLUS.

GENERAL INFORMATION	1

PROPOSAL 1 - ELECTION OF DIRECTORS	4

CORPORATE GOVERNANCE	8
Role of the Board	8
Board Leadership Structure	8
The Board’s Role in Risk Oversight	9
Code of Conduct	9
Identifying and Evaluating Nominees for Directors	9
Shareholder Nominees	10
Communications with the Board	10
Director Independence	10

COMMITTEES OF THE BOARD	11
Compensation Committee Interlocks and Insider Participation	13

DIRECTORS’ COMPENSATION	13
2016 Fiscal Year Director Compensation Table	13

EXECUTIVE OFFICERS	14

COMPENSATION DISCUSSION AND ANALYSIS	16

PROPOSAL 2 - ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION	33

PROPOSAL 3 - RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING MARCH 31, 2017	33

REPORT OF THE AUDIT COMMITTEE	34

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	37

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE, RELATED PERSON TRANSACTIONS AND INDEMNIFICATION	38
Section 16(a) Beneficial Ownership Reporting Compliance	38
Related Person Transactions	38
Indemnification	38

OTHER MATTERS	39
Other Business	39
Annual Report on Form 10-K	39
Shareholder Proposals for the 2017 Annual Meeting	39
Results of the Annual Meeting	40
Additional Information About the Company	40

ePlus inc.	www.eplus.com
PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

This Proxy Statement is furnished to the shareholders of ePlus inc. ("we," "us," "our," or "the Company"), a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors (also referred to herein as the Board) to be voted at the Annual Meeting of Shareholders or any adjournments or postponements of that meeting.  The Annual Meeting of Shareholders will be held on September 15, 2016, at 8:00 a.m. at The Westin Washington Dulles Airport, 2520 Wasser Terrace, Herndon, Virginia 20171.

We are using the "Notice and Access" method of furnishing proxy materials to you over the Internet.  "Notice and Access" rules adopted by the Securities and Exchange Commission (the "SEC") permit us to furnish proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for fiscal year 2016, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies.  We believe that this process will provide you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to reduce the environmental impact of our Annual Meeting and the costs of printing and distributing the proxy materials.  On or about August 3, 2016, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access our Proxy Statement and Annual Report on Form 10-K and how to vote electronically over the Internet or request a printed set of the proxy materials.  The Notice provides instructions on how to vote and identifies the items to be voted on at the Annual Meeting.  You may vote: (i) by Internet; (ii) by telephone; (iii) by requesting and returning a paper proxy card or voting instruction card; or (iv) by submitting a ballot in person at the Annual Meeting.  You cannot vote by marking the Notice and returning it.  The Notice also contains instructions on how to receive a paper copy of the proxy materials.  Most shareholders will not receive printed copies of the proxy materials unless they request them.  If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.  Any request to receive proxy materials by mail will remain in effect until you revoke it.

Only holders of record of our common stock at the close of business on July 21, 2016 (the "Record Date"), will be entitled to vote at the Annual Meeting of Shareholders and any postponements or adjournments of that meeting.  On the Record Date, we had 7,132,979 outstanding shares of Common Stock.  Each share of common stock is entitled to one vote, and there is no cumulative voting.

You are voting on:

•	Election of the eight director nominees named in this proxy statement to serve for an annual term (Proposal No. 1);
•	An advisory vote on our executive compensation as disclosed in this proxy statement (Proposal No. 2);
•	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2017 (Proposal No. 3).

Our Board recommends that you vote your shares as follows:

•	“FOR” each of the nominees to the Board (Proposal No. 1);
•	“FOR” the proposal regarding an advisory vote on executive compensation (Proposal No. 2);
•	“FOR” ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year ending March 31, 2017 (Proposal No. 3).

How to Vote

Shareholders of Record.  If on the record date your shares were registered directly in your name with our transfer agent, Computershare, then you are a shareholder of record and you may vote using any of the following methods:

ePlus inc.	www.eplus.com

•	Internet. You may vote by going to the web address www.envisionreports.com/PLUS 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on September 14, 2016, and following the instructions for Internet voting shown on the Notice.
•	Telephone. You may vote by dialing 1-800-652-VOTE (8683) 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on September 14, 2016, and following the instructions for telephone voting shown on the Notice.
•	Mail. If you requested printed proxy materials or you receive a paper copy of the proxy card, then you may vote by completing, signing, dating and mailing the proxy card in the envelope provided. The card must be received by close of business on the business day before the Annual Meeting. If you vote by Internet or telephone, please do not mail your proxy card.
•	In person at the Annual Meeting. Shareholders of record may attend the Annual Meeting and vote in person.

Whichever method you use (other than voting in person), the named proxies will vote the shares of which you are the shareholder of record in accordance with your instructions.  By submitting your proxy, you authorize the proxies to use their judgment to determine how to vote on any other matter brought before the Annual Meeting, or any adjournments or postponements thereof.  We do not know of any other business to be considered at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name.  If on the record date your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name.”  The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting.  You will receive instructions from your bank, broker or other nominee describing how to vote your shares.  You may vote by proxy via the Internet by visiting www.envisionreports.com/PLUS and entering the control number found in the Notice forwarded to you by your bank, broker or other nominee.  The availability of Internet voting may depend on the voting process of the organization that holds your shares.  If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the voting instruction form provided by your bank, broker or other nominee.  The availability of telephone voting may depend on the voting process of the organization that holds your shares.  If you request printed copies of the proxy materials by mail, you will receive a voting instruction form and you may vote by filling out the voting instruction form and returning it in the envelope provided.  You are also invited to attend the Annual Meeting.  However, since you are not the shareholder of record you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

Making Changes to Your Proxy.  You can revoke your proxy at any time before the final vote at the Annual Meeting.  If you are a shareholder of record, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date (if you have opted for a printed set of materials), or vote again on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted).
•	You may send a written notice that you are revoking your proxy to the Corporate Secretary, ePlus inc., 13595 Dulles Technology Drive, Herndon, Virginia, 20171.
•	You may attend the Annual Meeting and vote in person. Attending the Annual Meeting will not, by itself, revoke your proxy.

Please note that to be effective, your new proxy card or written notice of revocation must be received by the Corporate Secretary prior to the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker or other agent.  You may also vote in person at the Annual Meeting if you obtain a legally valid proxy from your broker or other agent as described above.

ePlus inc.	www.eplus.com

How Proxies are Voted

All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions.

If you do not give specific voting instructions, your shares will be voted as described below.

Shareholders of Record.  If you are a shareholder of record and indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or (if you have opted for a printed set of materials, you sign and return a proxy card without giving specific voting instructions) your shares will be voted as recommended by the Board by the persons named as proxies and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owner of Shares Held in Street Name.  If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters.  If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of elections that it does not have the authority to vote on this matter with respect to your shares.  This is generally referred to as a “broker non-vote.”

The ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2017, (Proposal No. 3) is a matter considered routine under applicable rules.  A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 3.

The election of directors (Proposal No. 1) and the advisory vote on executive compensation (Proposal No. 2), are matters considered non-routine under applicable rules.  A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals No. 1 and No. 2.

Vote Requirements for Each Proposal

For Proposal No. 1, directors are elected by a plurality of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors subject to the Company’s director resignation policy should any director not receive a majority of the votes cast.  A plurality means that the nominees with the greatest number of votes are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting.  In the election of directors, Proposal 1, you may vote FOR each of the nominees or your vote may be WITHHELD with respect to one or more of the nominees.  Broker non-votes will have no effect.  Please note, however, that the Company’s Corporate Governance Guidelines provide that, in an uncontested election (that is, an election where the number of director nominees does not exceed the number of directors to be elected), if any nominee for director does not receive a majority of the votes cast, he is expected to tender his resignation in writing to the Chairman of the Nominating and Corporate Governance Committee, which resignation will be conditioned upon acceptance by the Board.  The Nominating and Corporate Governance Committee shall evaluate the resignation tendered and shall make a recommendation to the Board whether to accept or reject the resignation, or whether other actions should be taken.  The Board shall act on each such resignation, taking into account the recommendation of the Nominating and Corporate Governance Committee, within 90 days following the certification of the election results.  If a director’s resignation is not accepted by the Board, then the director who tendered that resignation will continue to serve on the Board until the 2017 Annual Meeting of Shareholders and until his successor is elected and qualified, or until his earlier death, unconditional resignation or removal.  For more information, please see our Corporate Governance Guidelines at www.eplus.com/Investors/Pages/Corporate-Governance-Guidelines.aspx.

For Proposal No. 2, the favorable vote of holders of a majority of the shares entitled to vote and present in person or by proxy at the meeting will be required for approval, on an advisory basis.  As advisory votes, this proposal is not binding upon the Company.  However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders and will consider the outcome of the vote when making future compensation decisions.  Broker non-votes will have no effect.

ePlus inc.	www.eplus.com

Approval of Proposal No. 3 requires the affirmative vote of holders of a majority of shares entitled to vote and present in person or by proxy at the meeting.

Effect of Broker Non-Votes and Abstentions

A broker non-vote is considered present for purposes of determining whether a quorum exists, but is not considered a “vote cast” or “entitled to vote” with respect to such matter.  A share voted “abstain” with respect to any proposal is considered as present and entitled to vote with respect to that proposal, but is not considered a vote cast with respect to that proposal.  Therefore, an abstention will not have any effect on the election of directors.  Because each of the other proposals requires the affirmative vote of the holders of a majority of the shares present and entitled to vote on each such proposal in order to pass, an abstention will have the effect of a vote against each of the other proposals.

Quorum Requirements

A quorum of shareholders is necessary to hold a valid Annual Meeting.  A quorum will be present if at least a majority of the outstanding shares entitled to vote at the Annual Meeting are represented by proxy or by shareholders present in person at the Annual Meeting.  On the Record Date, there were 7,132,979 shares outstanding and entitled to vote.  Thus, at least 3,566,490 shares must be represented by proxy and by shareholders present and entitled to vote at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker or bank), vote via Internet or by telephone, or if you vote in person at the Annual Meeting.  We will count abstentions and broker non-votes for purposes of determining a quorum.  If there is no quorum, the chairman of the Annual Meeting or holders of a majority of the votes present at the Annual Meeting may adjourn the Annual Meeting to another time or date.

Cost of Proxy Solicitation

The Company will pay for the entire cost of soliciting proxies.  In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication.  Directors and employees will not be paid any additional compensation for soliciting proxies.  We may also reimburse brokerage firms, banks and other agents for the cost of forwarding the proxy materials to beneficial owners.

PROPOSAL 1 - ELECTION OF DIRECTORS

(Proposal # 1)

The Board presently has eight members.  The Board has nominated the directors, Messrs. Norton, Bowen, O’Donnell, Faulders, Herman, Hovde, Callies and Hunt to be elected to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.  Each of the nominees for election is currently a director of the Company and was selected by the Board as a nominee in accordance with the recommendation of the Nominating and Corporate Governance Committee.  Biographical information as of July 21, 2016, for each nominee is provided herein.

Unless otherwise instructed or unless authority to vote is withheld, all signed proxies will be voted for the election of the Board’s nominees.  Each of the nominees has agreed to be named in this proxy statement and to serve if elected, and we know of no reason why any of the nominees would not be able to serve.  However, if any nominee is unable or declines to serve as a director, or if a vacancy occurs before the election (which events are not currently anticipated), the proxy holders will vote for the election of such other person or persons as are nominated by the Board.

ePlus inc.	www.eplus.com

Vote Required

The eight nominees receiving the highest number of affirmative votes of the outstanding shares of the Company’s common stock present or represented by proxy and voting at the meeting, will be elected as directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified, subject to the Company’s director resignation policy should any director not receive a majority of the votes cast.

Recommendation of the Board

The Board unanimously recommends that you vote in favor of the election of Messrs. Norton, Bowen, O’Donnell, Faulders, Herman, Hovde, Callies and Hunt.

Phillip G. Norton, age 72, joined the Company in March 1993 and served from that time through July 31, 2016  as our Chairman of the Board and Chief Executive Officer.    Effective August 1, 2016, Mr. Norton became our Executive Chairman.  Mr. Norton had extensive leasing experience prior to joining ePlus and was the founder, Chairman of the Board of Directors, President and Chief Executive Officer of Systems Leasing Corporation, an equipment leasing and equipment Brokerage Company which he founded in 1978 and sold to PacifiCorp, Inc., a large Northwest utility, in 1986.  From 1986 to 1990, Mr. Norton served as President and CEO of PacifiCorp Capital, Inc., the leasing entity of PacifiCorp, Inc., which had over $650 million of leased assets.  From 1990 until 1993, Mr. Norton coached high school basketball and invested in real estate.  From 1970-1975, he worked in various sales and management roles for Memorex Corporation, a manufacturer of storage and communication equipment and from 1975-1978, he was Vice President of Federal Leasing Corporation, a provider of financing and logistics to federal, state, and local governments.  In June 2011, Mr. Norton began serving on the Board of Directors of The Northern Virginia Technology Council, the largest membership and trade association for the technology in the United States.

Mr. Norton is a 1966 graduate of the U.S. Naval Academy, with a Bachelor of Science in engineering, and served in the U.S. Navy from 1966-1970 as a Lieutenant in the Supply Corps.

With over thirty years of senior management experience in the equipment leasing and equipment sales markets, Mr. Norton brings leadership, vision, and extensive business, operating, and financing experience to the Company and the Board.  He has tremendous knowledge of our markets, and since joining the Company in 1993, he has guided the expansion of our business lines and revenues.  Today, we are a provider of advanced technology solutions, leasing, and software with over $1 billion in annual revenues, as compared to our initial businesses of equipment leasing and brokerage with annual revenues of $40 million when the Company went public in 1996.  During his tenure as Chief Executive Officer, Mr. Norton led several successful capital raising initiatives, including our IPO and secondary offerings and two private equity rounds; multiple accretive acquisitions; the hiring and retention of numerous highly qualified personnel; and the development of strong industry relationships with key technology partners.  As Executive Chairman, Mr. Norton will help facilitate a smooth transition to Mr. Marron’s leadership, consult on strategy, acquisitions, and the financing segment, and engage with customers.  He will also continue to serve on our Board.

Bruce M. Bowen, age 64, founded our company in 1990 and served as our President until September 1996.  Beginning in September 1996, Mr. Bowen has served as our Executive Vice President and from September 1996 to June 1997 also served as our Chief Financial Officer.  In March 2014, Mr. Bowen stepped down as Executive Vice President, however, he continues to serve as an employee, focusing on business development and special projects. Mr. Bowen has served on the Board since our founding.  Mr. Bowen is a 1973 graduate of the University of Maryland with a Bachelor of Science in Finance and in 1978 received a Master of Business Administration in Finance from the University of Maryland.

Mr. Bowen has been in the equipment leasing business since 1975.  Prior to founding the Company he served as Senior Vice President of PacifiCorp Capital, Inc.  In the past, he has served as Chairman of the Association for Government Leasing and Finance as well as various committees of the Equipment Leasing and Finance Association, which gave him a broad understanding of issues affecting our industry.  During his leasing career, Mr. Bowen has participated in equipment lease financing in excess of $3 billion, involving many major vendors as well as government contractors.  Throughout his leasing career, he has been responsible for finance and funding, and sales and operations activities, providing the Board with a vast array of knowledge in a multitude of industry-specific areas.

ePlus inc.	www.eplus.com

Terrence O’Donnell, age 72, joined our Board in November 1996 upon the completion of our IPO.  Mr. O’Donnell is Of Counsel with the law firm of Williams & Connelly LLP in Washington D.C.  He served as Executive Vice President, General Counsel and Chief Compliance Officer of Textron, Inc. from March 2000 and Corporate Secretary from 2009, until he retired from Textron Inc. on January 31, 2012.  Mr. O’Donnell has practiced law since 1977, and from 1989 to 1992 served as General Counsel to the U.S. Department of Defense.  Mr. O’Donnell served on the Board of Directors and the Compensation, Nominating and Audit Committees of IGI Laboratories, Inc., an NYSE-Amex Equities company from 1993 to 2009.  Mr. O’Donnell is a 1966 graduate of the U.S. Air Force Academy and received a Juris Doctor from Georgetown University Law Center in 1971.

Mr. O’Donnell brings to the Board experience in a variety of capacities relevant to the business of the Company.  His role at Textron Inc., a multi-industry company with global operations including a commercial finance subsidiary, as Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer, provided valuable experience in business, finance, mergers and acquisitions, compliance, leasing, government procurement, environmental, health and safety, corporate and securities law, board and corporate governance, and internal controls, all of which complement directly his service on the Board of ePlus.  His public service as a White House staff member for 5 years, 1972-1977, and as General Counsel of the Department of Defense, 1989-1992, have provided a deep understanding of the federal government and the governmental regulatory environment.  His service on the board and committees of another public company, IGI, Inc. for some 16 years, including his chairmanship of the IGI Audit Committee for over 12 years, provides insight and experience relevant to his service on the Board of ePlus and his role as Chairman of the Audit Committee.  His private practice experience at Williams & Connolly has also provided significant experience in regulatory matters, litigation, and securities and corporate law.

C. Thomas Faulders, III, age 66, joined our Board in July 1998.  Mr. Faulders has been the President and Chief Executive Officer of the University of Virginia Alumni Association since 2006.  Prior to that, Mr. Faulders served as the Chairman and Chief Executive Officer of LCC International, Inc. from 1999 to 2005 and as Chairman of Telesciences, Inc., an information services company, from 1998 to 1999.  From 1995 to 1998, Mr. Faulders was Executive Vice President, Treasurer, and Chief Financial Officer of BDM International, Inc., a prominent systems integration company.  Mr. Faulders also served as the Vice President and Chief Financial Officer of COMSAT Corporation, an international satellite communication company, from 1992 to 1995.  Prior to this, Mr. Faulders served in a variety of executive roles at MCI, including Treasurer and Senior Vice President of Marketing.  He has served on numerous boards in the past and has held roles as chairs of compensation, audit and governance committees.  He is a 1971 graduate of the University of Virginia and in 1981 received a Master of Business Administration from the Wharton School of the University of Pennsylvania.

Mr. Faulders’ extensive executive and financial experience in the telecommunications and high tech sectors enables him to assist ePlus directly in the oversight of financial and SEC reporting matters, and the knowledge and experience to provide insight and guidance in the formulation of strategic planning.  He qualifies as an audit committee financial expert within the meaning of SEC regulations.

Lawrence S. Herman, age 72, joined our Board in March 2001.  Until his retirement in July 2007, Mr. Herman was one of KPMG’s and BearingPoint’s most senior Managing Directors with responsibility for managing the strategy and emerging markets in the company’s state and local government practice.  During his 40 year career with BearingPoint and KPMG, Mr. Herman specialized in developing, evaluating, and implementing financial and management systems and strategies for state and local governments around the nation, as well as mid-market companies and organizations.  He is considered to be one of the nation’s foremost state budget, financial accounting and fiscal planning experts.  Mr. Herman received his Bachelor of Science degree in Mathematics and Economics from Tufts University in 1965 and his Master of Business Administration in 1967 from Harvard Business School.

Mr. Herman’s senior executive role as Managing Director at both KPMG and BearingPoint provided him with significant expertise in private sector and public sector government systems and technology issues.  These roles provide the Board and the Company with significant expertise and experience in market segments core to the Company's business.

ePlus inc.	www.eplus.com

Eric D. Hovde, age 52, joined our Board in November 2006.  Mr. Hovde is an active entrepreneur who has started and managed numerous business enterprises.  Mr. Hovde is the Chief Executive Officer of H Bancorp, a $1.7 billion private bank holding company with banking operations on both the east and the west coast.  He is also the Chief Executive Officer of Hovde Capital Advisors, LLC, an asset management firm that focuses on investing in the financial services and real estate sectors of the public equity markets.  Additionally, Mr. Hovde is the co-owner of Hovde Properties, LLC, a real estate development and management company where he oversees management of the company and all large development projects.  Throughout his career he has also served as a director on numerous bank boards and currently serves as the President of Sunwest Bank in Orange County, California.

Mr. Hovde’s career has provided him with an expertise in the financial services industry and the investment management areas and, as such, he has been featured on television and in national print media publications—including CNBC, Bloomberg TV, and The Wall Street Journal.  His familiarity and understanding of the interplay between the economy and the financial and real estate markets brings a knowledgeable perspective of acting in multiple capacities – that of an executive, an industry commentator, and a financial industry expert – to the Board.

Mr. Hovde received his degrees in Economics and International Relations at the University of Wisconsin-Madison.

John E. Callies, age 62, joined our board on July 23, 2010.  Mr. Callies was employed by IBM in various capacities for thirty-four years.  Most recently, he served as General Manager of IBM Global Financing from 2004 until his retirement in June 2010.  With operations in 55 countries supporting 125,000 clients, he led the world's largest information technology financing and asset management organization and Mr. Callies was responsible for business direction and management of a portfolio of nearly $35 billion in total assets.  Previously, as Vice President, Marketing, On Demand Business for IBM, Mr. Callies had company-wide responsibility for all marketing efforts in support of On Demand Business, along with leading the marketing management discipline for IBM.  In 2003, Mr. Callies was appointed Vice President, Marketing and Strategy, of IBM Systems Group.  Prior to that, beginning in 1996 when he was named General Manager, Small and Medium Business, IBM Asia Pacific Corporation, based in Tokyo, Japan, Mr. Callies has filled roles in marketing and marketing management.  In 1991 he was named General Manager of IBM Credit Corporation’s end-user financing division, now called IBM Global Financing.  His career at IBM Credit Corporation began in 1985, when he progressed through various executive positions in sales and operations.  He is a Senior Advisor to McKinsey and Company and also serves on the Advisory Board of the Leeds School of Business at the University of Colorado.  Mr. Callies is a 1976 graduate of Lehigh University.

Mr. Callies brings over thirty years of experience in the technology marketplace to the ePlus Board.  In particular, his broad understanding of the computer reseller channel, financing and international markets will help the Company strengthen its position in the marketplace.

Ira A. Hunt, III, age 60, joined the Board in September 2014.  Beginning in June 2016, Mr. Hunt is Managing Director and Cyber Lead for Accenture Federal Services in Arlington Virginia.  In the role he is responsible for building Accenture's new cyber security practice focused on novel and differentiated approaches to address the cyber security needs of Accenture Federal Services' diverse client portfolio.  Previously he was Chief Architect for Bridgewater Associates, a hedge fund located in Westport, Connecticut and President and Chief Executive Officer of Hunt Technology, LLC, a private consulting practice focused on strategic IT planning, cyber and data-centric security, big data analytics, and cloud computing.

In October 2013, after a 28 year career, Mr. Hunt retired from the Central Intelligence Agency (the “CIA”) as their Chief Technology Officer (“CTO”).  As CTO, Mr. Hunt set the information technology strategic direction and future technology investment plan for the CIA.

Prior to that, Mr. Hunt served as Director, Application Services, of one of the largest business units in the CIA.  Mr. Hunt was responsible for building the mission software that the CIA’s core business activities—All-Source Analysis and Clandestine Collection and Operations—used to conduct their day-to-day work.

Mr. Hunt began his CIA career in 1985 as an analyst in the CIA’s Directorate of Intelligence and subsequently served in positions of increasing responsibility across the organization to include: the Directorate of Intelligence, DCI’s Non-Proliferation Center, Crime Narcotics Center, and Open Source Program Office, and CIO.  Mr. Hunt began his career in 1979 working as an aerospace engineer for Rockwell International and General Research Corporation.  He holds a Bachelor of Engineering and Master of Engineering in Civil/Structural Engineering from Vanderbilt University in Nashville, Tennessee.

ePlus inc.	www.eplus.com

Mr. Hunt currently serves on the Board of Directors for Mission Link, a non-profit organization focused on providing guidance and connections between innovative start-ups and small to medium companies with the Intelligence and Defense communities.  He has served on the Armed Forces Communications and Electronic Association.

Mr. Hunt’s experiences as a long-time Senior Executive at the CIA combined with the extensive network of relationships and connections he has built throughout the Venture Capital, Private Equity, and start-up communities bring an additional set of skills and opportunities to the Board.  Recognized throughout his CIA career as strategic thinker and successful implementer, Mr. Hunt brings valuable insights into the direction that information technology is heading and the potential value proposition of these new capabilities to government and private sector organizations.

CORPORATE GOVERNANCE

Role of the Board

Our Board plays an active role in overseeing management and representing the interests of shareholders.  Directors are expected to attend Board meetings and the meetings of committees on which they serve.  Directors are also frequently in communication with management between formal meetings.  During the fiscal year ended March 31, 2016, the Board met a total of eight times.  All directors attended at least 75% of the total Board and committee meetings to which they were assigned during the fiscal year ended March 31, 2016.  The Company does not have a policy about directors’ attendance at the Annual Meeting of Shareholders.   All eight members of our Board attended the 2015 Annual Meeting of Shareholders.  Our Board has determined that six of our eight Board members are “independent directors” as defined in NASDAQ Rule 5605(a)(2).  Of our two non-independent directors, Mr. Norton, who is Chairman of our Board, and who was our Chief Executive Officer during the fiscal year ended March 31, 2016, transitioned effective August 1, 2016 to an Executive Chairman role.  Mr. Bowen, who formerly was our Executive Vice President, moved to a business development and special projects role in March 2014.

Board Leadership Structure

The Company’s historical practice was to combine the Chief Executive Officer and Chairman roles, coupled with a strong, independent, and clearly defined lead director position, which we believe further strengthens the governance structure.  Beginning August 1, 2016, when Mr. Mark Marron was promoted to CEO, Mr. Norton stepped down as CEO and retained his Chairman position.  However, Mr. Norton’s Executive Chairman position is a management position, and Mr. C. Thomas Faulders, III currently serves as our Lead Independent Director.  The Board believes this will to provide an efficient and effective leadership model for the Company.   Board oversight is further enhanced by the fact that all of the Board’s key committees – Audit, Compensation, and Nominating and Corporate Governance, are comprised entirely of independent directors.  The Board, as part of its regular review of the effectiveness of the Company’s governance structure, reviews at least annually whether or not combining the roles of CEO and Chairman will serve the best interests of the Company and its shareholders.

The Nominating and Corporate Governance Committee annually reviews and assesses the continuing effectiveness of the role of Lead Independent Director.  As provided in our Corporate Governance Guidelines and Policies, the Lead Independent Director’s responsibilities include:

●	Serve as a liaison between the CEO and independent directors;
●	Preside at regular executive sessions of independent directors, or at Board meetings when the Chairman is ill, absent, or otherwise unable to carry out the duties of Chairman;
●	Convene additional executive sessions of independent directors as needed, either at his own initiative or at the request of other independent directors;
●	In conjunction with the CEO, or committee chair as appropriate, determine Board and committee agendas and the types of information that should be provided to the directors;

ePlus inc.	www.eplus.com

●	Discuss with the CEO the amount of time to be allotted for meeting agenda items, and have final approval of meeting agendas for the Board and types of information sent to the Board;
●	Meet with ePlus shareholders, as appropriate; and
●	Review, in conjunction with the Chairman of the Board and the Chair of the Nominating and Corporate Governance Committee, factors that may affect a director’s independence.

The Lead Independent Director also occasionally approves non-material changes to corporate policies, when proposed changes arise outside the Board’s scheduled review process.

The Board’s Role in Risk Oversight

The Board oversees the Company’s enterprise risk management process.  Management reviews the process with the full Board on a periodic basis, including identification of key risks and steps taken to monitor or mitigate them.  Although the full Board is responsible for this oversight function, the Audit, Compensation and Nominating and Corporate Governance Committees assist the Board in discharging its oversight duties.  Accordingly, while each of the three committees contributes to the risk management oversight function by assisting the Board in the manner outlined below, the Board itself remains responsible for the oversight of the Company’s risk management program.

The Audit Committee discusses with management and the independent auditor, as appropriate, (i) risks related to its duties and responsibilities as described in its charter, (ii) management’s policies and processes for risk assessment and risk management and (iii) in the period between the Board’s risk oversight reviews, management’s evaluation of the Company’s major risks and the steps management has taken or proposes to take to monitor and mitigate such risks.  The Company’s Compensation Committee reviews risks related to the subject matters enumerated in its charter, including the Company’s compensation programs and plans and incentive compensation and equity plans.  The Nominating and Corporate Governance Committee considers risks related to the subject matters for which it is responsible, primarily corporate governance matters and related person transactions.

Code of Conduct

We are committed to ethical behavior in all that we do.  Our Code of Conduct applies to all of our directors, officers and employees.  It sets forth our policies and expectations on a number of topics, including our commitment to promoting a fair workplace, avoiding conflicts of interest, compliance with laws (including insider trading laws), appropriate relations with government officials and employees, and compliance with accounting principles.

We also maintain a toll-free hotline through which concerns may be raised regarding accounting or financial reporting matters, or other matters of concern.  The hotline is available in the United States and the United Kingdom, to all employees, 7 days a week, 24 hours a day, in English and in Spanish.  Employees using the hotline may choose to remain anonymous.  All hotline inquiries are forwarded to a member of our Audit Committee, as well as to our General Counsel and Vice President of Human Resources.

Our Code of Conduct is posted on our website at http://www.eplus.com/ethics.  Printed copies of the Code of Conduct may be obtained by shareholders, without charge, by contacting Corporate Secretary, ePlus inc., 13595 Dulles Technology Drive, Herndon, Virginia 20171-3413.  We intend to make any required disclosures regarding any amendments to our Code of Conduct or waivers granted to any of our directors or executive officers on our website at www.eplus.com.

Identifying and Evaluating Nominees for Directors

Each year, the Nominating and Corporate Governance Committee recommends to the Board the slate of directors to serve as nominees for election by the shareholders at the Annual Meeting.  Incumbent directors standing for reelection are evaluated by the Nominating and Corporate Governance Committee in accordance with the Committee’s charter, which includes reviewing the incumbent’s capabilities, availability to serve, independence and other relevant factors.  The process for identifying and evaluating candidates to be nominated to the Board starts with an evaluation of a candidate by the Chairman of the Committee, followed by the Committee in its entirety.  Director candidates may also be identified by shareholders.  In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience, and capabilities on the Board, including factors such as technical experience, IT business expertise, financial experience, and ability to contribute toward business development.  Furthermore, any member of the Board shall meet the following criteria:

ePlus inc.	www.eplus.com

●	Unquestioned personal ethics and integrity;
●	Possess specific skills and experience aligned with ePlus’ strategic direction and operating challenges;
●	Bring to the Board diversity in skills and experience that complement the overall composition of the Board;
●	Have a history of core business competencies of high achievement;
●	Possess a demonstrated record of success, financial literacy and history of making good business decisions and exposure to best practices;
●	Demonstrate interpersonal skills that maximize group dynamics;
●	Be enthusiastic about ePlus; and
●	Have sufficient time to become fully engaged.

Additionally, the Nominating and Corporate Governance Committee annually reviews the Board’s size, structure, composition and functioning, to ensure an appropriate blend and balance of diverse skills and experience.  Diversity may encompass a candidate’s gender, race, national origin, educational and professional experiences, expertise and specialized or unique technical backgrounds and/or other tangible or intangible aspects of the candidate’s qualifications in relation to the qualifications of the then current board members and other potential candidates.  The Nominating and Corporate Governance Committee does not have a formal policy specifying how diversity should be applied in identifying or evaluating director candidates, and diversity is but one of many factors the Nominating and Corporate Governance Committee may consider.

Shareholder Nominees

Shareholder proposals for nominations to the Board should be submitted to the Corporate Secretary of the Company as specified in the Company’s Bylaws.  The information requirements for any shareholder proposal or nomination can be found in Section 2.8 of our Bylaws, available at http://www.eplus.com/bylaws.  Proposed shareholder nominees are communicated to the Nominating and Corporate Governance Committee and are considered in the selection process for nominees to be included among the director candidates to be recommended to the Board.

Communications with the Board

Persons interested in communicating with the directors regarding concerns or issues may address correspondence to a particular director, to the Board, or to the independent directors generally, in care of ePlus inc. at 13595 Dulles Technology Drive, Herndon, Virginia 20171-3413.  If no particular director is named, letters will be forwarded, as appropriate and depending on the subject matter, by the General Counsel to the Chair of the Audit Committee, the Chair of the Compensation Committee, or the Chair of the Nominating and Corporate Governance Committee.  The General Counsel reviews such communications for spam (such as junk mail or solicitations) or misdirected communications.

Director Independence

Our Board has reviewed the relationships concerning independence of each director on the basis of the definition of “independent” contained in the Nasdaq Marketplace Rules and our Corporate Governance Guidelines and Policies, a copy of which is available on our website at http://www.eplus.com/corporate-governance-guidelines.  Guideline No. 13 and Exhibit A to our Corporate Governance Guidelines and Policies provides that the Board has determined that the following relationships will not be considered material relationships that would impair a director's independence:

Business Relationships

●	The Company does business with a director’s business affiliate or the business affiliate of an immediate family member of a director for goods or services, or other contractual arrangements, in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons and the annual revenues or purchases from such business affiliate are less than the greater of $200,000 and 1% of such person’s consolidated gross revenues;

ePlus inc.	www.eplus.com

●	A company (of which a director or an immediate family member is an officer) does business with the Company and the annual sales to, or purchases from, the Company during such other company’s preceding fiscal year are less than the greater of $200,000 and 1% of the gross annual revenues of such other company;
●	A law firm of which a director or an immediate family member is a partner or of counsel performs legal services for the Company, the director or the immediate family member does not personally perform any legal services for the Company, and the annual payments to such law firm are less than the greater of $200,000 and 1% of such law firm’s consolidated gross revenues;
●	An investment bank or consulting firm of which a director or an immediate family member is a partner or of counsel performs investment banking or consulting services for the Company, the director or the immediate family member does not personally perform any investment banking or consulting services for the Company and the annual payments to such investment bank or consulting firm are less than the greater of $200,000 and 1% of such investment bank’s or consulting firm’s consolidated gross revenues; and
●	The director serves on a regularly constituted advisory board of the Company, for which such director receives standard fees of no more than $50,000 per annum.

Relationships with Not-for-Profit Entities

●	A foundation, university or other not-for-profit organization of which a director or immediate family member is an officer, director or trustee receives from the Company contributions in an amount which does not exceed the greater of $100,000 and 1% of the not-for-profit organization’s aggregate revenues during the entity’s preceding fiscal year. (The Company’s automatic matching of employee charitable contributions, if any, are not included in the Company’s contributions for this purpose.)

In accordance with that review, our Board has made a subjective determination as to each independent director that no relationships exist that, in our Board’s opinion, would interfere with his exercise of independent judgment in carrying out the responsibilities of a director.  In making these determinations, the Board reviewed and discussed information provided by the directors and by management with regard to each director’s business and personal activities as they may relate to our business and our management.

The Board has determined that the following current directors, Messrs. O’Donnell, Hunt, Herman, Faulders, Hovde and Callies are independent under the Nasdaq Marketplace Rules and in accordance with the Corporate Governance Guidelines and Policies.  The Board has also determined that the members of each committee of the Board are independent under the listing standards of the Nasdaq Marketplace Rules for the respective committees on which they serve.  In determining the independence of the directors, the Board additionally considered the relationships described under “Related Person Transactions,” which it determined were immaterial to the individuals’ independence.

COMMITTEES OF THE BOARD

The Board has established standing Audit, Compensation, and Nominating and Corporate Governance committees.  Membership in each of these committees, as of March 31, 2016, is shown in the following table:

Name	Audit	Compensation	Nominating and Corporate Governance
John E. Callies	Member	Chair
Ira A. Hunt, III		Member	Member
C. Thomas Faulders III	Member	Member
Lawrence S. Herman	Member		Chair
Eric D. Hovde		Member	Member
Terrence O'Donnell	Chair		Member

All directors, including committee chairs, served on the respective committees listed above for the entire fiscal year ended March 31, 2016.

ePlus inc.	www.eplus.com

The table below identifies the number of meetings held by each committee in the fiscal year ended March 31, 2016, provides a brief description of the duties and responsibilities of each committee, and provides general information regarding the location of each committee’s charter.

Audit Committee (9 meetings)

Duties and Responsibilities	General Information
•
Appoint, compensate, retain and oversee the work of the independent auditor engaged for the purpose of preparing or issuing audit reports and performing other audit, review or attest services for the Company;

•
Discuss the annual audited financial statements with management and the Company’s independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board of Directors whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K;

•
Discuss the Company’s unaudited financial statements and related footnotes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” portion of the Company’s Form 10-Q for each interim quarter with management and independent auditor, as appropriate;

•	Provide oversight of the Company’s internal audit function; and
•
Discuss the earnings press releases, as well as financial information and earnings guidance, if any, provided to analysts and ratings agencies with management and the independent auditor, as appropriate.

•	Established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
•	Amended its charter in December 2015.
•	Copy of the Audit Committee charter can be viewed in the Shareholder Information section of our website at http://www.eplus.com/Investors/Pages/Committee-Charters.aspx.
•	Audit Committee Report begins on page 34.
•	The Board has determined that each member of the Audit Committee is independent within the meaning of the listing standards of the NASDAQ Marketplace Rules and applicable SEC regulations.
•	The Board has determined that Mr. Faulders is an Audit Committee financial expert within the meaning of SEC regulations.

Compensation Committee (7 meetings)

Duties and Responsibilities	General Information
•	Review the effectiveness of the Company’s executive compensation programs;
•
Review and approve goals and objectives for the Company’s executive officers. The Committee evaluates and sets the compensation of our Chief Executive Officer, and reviews CEO recommendations regarding the compensation of our other executive officers;

•	Administer the Company’s equity benefit plans. The Committee may not delegate the authority to grant equity awards to the Company’s management;
•	Review and approve the Company’s general compensation strategy and the competitiveness of our executive officers;
•	Direct responsibility for the appointment, compensation and oversight of any work of any Compensation consultant, legal counsel or other advisor retained by the Committee; and
•	Review and approve, or review and recommend to the Board, employment agreements, severance and change in control agreements for the Company’s executive officers.
•	Amended its charter in December 2015.
•	Copy of the Compensation Committee charter can be viewed in the Shareholder Information section of our website at http://www.eplus.com/Investors/Pages/Committee-Charters.aspx.
•	See also the Compensation Committee Interlocks and Insider Participation on page 13.
•	See also the Compensation Committee Report on page 15.

Nominating and Corporate Governance Committee (5 meetings)

Duties and Responsibilities	General Information
•	Select and recommend to the Board nominees for director;
•	Make recommendation to the Board concerning the composition of committees;
•	Oversee the evaluation of the Board and each of its committees;
•	Review and recommend to the Board compensation of non-employee directors;
•	Review our related party transaction policy, and any related party transactions;
•	Oversee management development and succession planning; and
•
Review and assess the adequacy of our corporate governance framework, including our Certificate of Incorporation, Bylaws, and Corporate Governance Guidelines, and making recommendations to the Board as appropriate.

•	Reviewed its charter in December 2015 and determined that no changes were necessary.
•	Copy of the Nominating and Corporate Governance Committee charter can be viewed in the Shareholder Information section of our website at http://www.eplus.com/Investors/Pages/Committee-Charters.aspx.
•	A copy of our Corporate Governance Guidelines can be found on our website at http://www.eplus.com/Investors/Pages/Corporate-Governance-Guidelines.aspx.

ePlus inc.	www.eplus.com

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of the four independent directors listed above.  No member of the Compensation Committee is a current, or during fiscal year 2016 was a former, officer or employee of the Company or any of its subsidiaries.  During fiscal year 2016, no member of the Compensation Committee had a relationship that must be described under the SEC rules relating to disclosure of related person transactions.  In fiscal year 2016, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee of the Company.

DIRECTORS’ COMPENSATION

The following table sets forth the compensation for the members of the Board of ePlus for the fiscal year ended March 31, 2016.  Mr. Norton, the Company’s Executive Chairman of the Board, and who served as President and Chief Executive Officer during the fiscal year, and Mr. Bowen, the Company’s founder, who currently performs a business development and special projects role as an employee with the Company, do not receive any additional compensation for their service as a director.  Mr. Norton’s compensation is reported under “Executive Compensation” herein and accordingly is not included in the following table.  As Mr. Bowen is not an executive officer, his compensation is included in the table below.

The general policy of the Board is that compensation for non-employee directors should be a mix of cash and equity-based compensation.  For the fiscal year ended March 31, 2016, each non-employee director received an annual cash retainer of $75,000, paid in quarterly installments, or, alternatively, at the director’s election, a director may receive his cash compensation in non-forfeitable restricted stock.  In addition, each non-employee director will receive an annual grant of restricted stock having a fair market value on the date of grant (determined without regard to the restrictions applicable thereto) equal to the aggregate dollar amount of cash compensation earned by a non-employee director during the Company’s fiscal year ended immediately prior to the annual grant date.  All awards of restricted stock vest ratably over two years.  Upon joining the Board, a new non-employee director will receive a pro-rata share of restricted stock awarded to the other non-employee directors, based on the number of days the new non-employee director will serve before the next regularly scheduled annual grant date (i.e., September 25th).  These pro-rata awards will also vest ratably over two years.  The restricted stock grants described in this paragraph are rounded down, to avoid a fractional share award.

Directors are also reimbursed for their out-of-pocket expenses incurred to attend Board and committee meetings.

2016 Fiscal Year Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)	All Other Compensation ($)	Total ($)
John E. Callies	75,000	74,943	-	-	149,943
Ira A. Hunt, III	75,000	74,943	-	-	149,943
C. Thomas Faulders, III	75,000	74,943	-	-	149,943
Lawrence S. Herman	75,000	74,943	-	-	149,943
Eric D. Hovde	75,000	74,943	-	-	149,943
Terrence O'Donnell	75,000	74,943	-	-	149,943
Bruce Bowen (4)	300,000	-	-	3,300	303,300

(1)	The above table reflects fees earned during the fiscal year 2016. Pursuant to our 2008 Non-Employee Director Long-Term Incentive Plan, directors may make a stock fee election, through which they receive shares of restricted stock in lieu of cash compensation. The stock fee elections are made on a calendar year basis, and the stock grant is made on the first business day after the end of each quarter of board service. The number of shares received is determined by using the Fair Market Value of a share of common stock, as defined in the 2008 Director LTIP, rounded down to avoid a fractional share.

ePlus inc.	www.eplus.com

For the fiscal year ended March 31, 2016, one director, Terrence O’Donnell,  received restricted stock instead of cash, as set forth below:

Board Service Time	Number of Shares Granted
April 1, 2015 - June 30, 2015	245
July 1, 2015 - September 30, 2015	232
October 1, 2015 - December 31, 2015	205
January 1, 2016 - March 31, 2016	230

(2)	The values in this column represent the aggregate grant date fair values of the fiscal year 2016 restricted stock awards, computed in accordance with Financial Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB Topic 718”).

(3)	As of March 31, 2016, the aggregate number of nonvested restricted stock shares outstanding for each director (except Mr. Norton) was as follows:

Name	Number of Restricted Stock Shares
John E. Callies	1,619
Ira A. Hunt, III	1,646
C. Thomas Faulders, III	1,619
Lawrence S. Herman	1,619
Eric D. Hovde	2,084
Terrence O'Donnell	3,102
Bruce Bowen	1,442

(4)	Mr. Bowen is a non-executive officer employee. The above table reflects compensation paid to him as an employee, not as a director. Mr. Bowen’s compensation also includes a $3,300 company match to his 401(k) plan.

EXECUTIVE OFFICERS

The following table sets forth the name, age and position of each person who was an executive officer of ePlus on June 30, 2016.  There are no family relationships between any director or executive officer and any other director or executive officer of ePlus.  Additional information relating to Mr. Norton, who is the Chairman of our Board and an executive officer of the Company, may be found in the section entitled “Proposal 1 – Election of Directors.”

Name	Age	Position
Phillip G. Norton (1)	72	Chief Executive Officer

Elaine D. Marion	48	Chief Financial Officer

Mark P. Marron (2)	55	Chief Operating Officer

(1)	On July 21, 2016, Mr. Norton advised that he would be stepping down from his role as President and Chief Executive Officer, and, effective August 1, 2016, continued employment with the Company as Executive Chairman.
(2)	On July 21, 2016, the Board appointed Mr. Marron as President and Chief Executive Officer of the Company, effective August 1, 2016.

The business experience of each non-director executive officer of ePlus is described below.

ePlus inc.	www.eplus.com

Elaine D. Marion joined us in 1998.  Ms. Marion became our Chief Financial Officer on September 1, 2008.  Since 2004, Ms. Marion served as our Vice President of Accounting.  Prior to that, she was the Controller of ePlus Technology, inc., a subsidiary of ePlus, from 1998 to 2004.  Ms. Marion serves on the Advisory Board of the School of Business at the University of Mary Washington.  Ms. Marion is a graduate of George Mason University, where she earned a Bachelor of Science degree with a concentration in Accounting.

Mark P. Marron was appointed as our President and Chief Executive Officer, effective August 1, 2016.  Mr. Marron first joined our subsidiary ePlus Technology, inc. in 2005 as Senior Vice President of Sales.  On April 22, 2010, he was appointed as Chief Operating Officer of ePlus inc. and President of ePlus Technology, inc.  Prior to joining us, from 2001 – 2005 Mr. Marron served as Senior Vice President of Worldwide Sales of NetIQ.  Prior to joining NetIQ, Mr. Marron served as Senior Vice President and General Manager of Worldwide Channel Sales for Computer Associates International Inc.  Mr. Marron has a Bachelor of Science degree in Computer Science from Montclair State University.

Each of our executive officers is chosen by the Board and holds his or her office until his or her successor shall have been duly chosen and qualified or until his or her death or until he or she resigns or is removed by the Board.

Report of the Compensation Committee

The information contained in this report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective any general incorporation of this proxy statement by reference.

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that Analysis with management.  Based on its review and discussions with management, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis, as it appears below, be included in this proxy statement and incorporated by reference into the Company’s 2016 Annual Report on Form 10-K.

Submitted by the Compensation Committee

John E. Callies (Chairman)
C. Thomas Faulders, III
Eric D. Hovde
Ira A. Hunt, III

ePlus inc.	www.eplus.com

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The primary focus of the Compensation Discussion and Analysis is to provide information regarding our executive compensation guiding principles, the elements of our executive compensation program and the factors that were considered in making compensation decisions for our named executive officers.  Our named executive officers for the fiscal year ended March 31, 2016 were as follows:

Phillip G. Norton (1)	Chairman, President and Chief Executive Officer
Elaine D. Marion	Chief Financial Officer
Mark P. Marron (2)	Chief Operating Officer
Steven J. Mencarini	Senior Vice President

(1)
On July 21, 2016, Mr. Norton advised that he would be stepping down from his role as President and Chief Executive Officer, and, effective August 1, 2016, continued employment with the Company as Executive Chairman.

(2)	On July 21, 2016, the Board appointed Mr. Marron as President and Chief Executive Officer of the Company, effective August 1, 2016.

Executive Summary

The Compensation Committee oversees the executive compensation program and determines the compensation for the Company’s executive officers.  The Company believes the compensation program for the named executive officers contributed to the Company’s financial performance in fiscal year 2016.  During the 2016 fiscal year net sales increased 5.3% to $1.2 billion, from $1.17 billion in fiscal year 2015, and operating income rose 7.1% to $75.8 million, up from $70.7 million in fiscal year 2015.

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented, entrepreneurial, ethical and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets.  The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its shareholders’ long-term interests.  Our executive compensation program evolves and is adjusted over time to support ePlus’ business goals and promote both short- and long-term profitable growth of the Company.  Cash compensation consists primarily of base salary and payments under our annual executive incentive plan that, for the fiscal year ended on March 31, 2016, are based on three Company financial performance metrics.  These performance metrics provide an objective, quantifiable measurement, which promotes accountability and directly ties compensation to performance.  Additionally, using only financial performance metrics enables the Company to utilize the IRS Code Section 162(m) exclusion, thus reducing the Company’s tax liability.  Equity-based compensation, which vests over several years, is used to align compensation with the long-term interests of ePlus’ shareholders by focusing our executive officers on increasing shareholder value.

The compensation for our named executive officers for the fiscal year ended March 31, 2016, consisted of three elements— base salaries, annual performance-based cash bonuses, and long-term equity awards in the form of restricted stock—that are designed to reward performance in a straightforward manner.  The annual bonus program provides incentives for executives to help achieve the Company’s annual financial goals and to focus on certain business goals.  Restricted stock awards provide incentives for executives to remain employed by the Company and to create and maintain long-term value for shareholders, since the shares vest over a multi-year period.  These components of the program are directly linked to the principle that executive compensation should be based on performance.  Additionally, on July 21, 2016, the Compensation Committee approved the Company’s entering into an employment agreement with Mr. Norton, effective August 1, 2016, through which he will receive three retention payments in the amounts of $250,000, $250,000 and $500,000, on January 31, 2017, July 31, 2017, and January 31, 2018, respectively.

The Company’s executive compensation program is also intended to promote and maintain stability within the executive team by issuing restricted stock with multi-year vesting terms.  Most restricted stock awards made to the named executive officers have vested over a three-year vesting period.  In June 2015 Ms. Marion and Mr. Marron each received a grant of restricted stock which will vest over a five-year period, and in July 2016, in connection with Mr. Norton’s transition to Executive Chairman, stock that had been granted in June 2016 with a three-year vest schedule was modified to be a two-year vest schedule.  Each named executive officer has been an employee of the Company for at least 10 years.  The Company expects each named executive officer to contribute to the Company’s overall success as a member of the executive team rather than focus solely on specific objectives within the officer’s area of responsibility.

ePlus inc.	www.eplus.com

The Company believes its executive compensation program is simple in design and serves the Company and its shareholders well.

Objectives of Our Compensation Program

The Compensation Committee and ePlus’ management believe that compensation is an important tool that should help recruit, retain and motivate the employees that the Company will depend on for current and future success.  The primary objectives of the Compensation Committee are to design and administer a compensation program for our named executive officers to:

●	attract, retain, and reward highly qualified and experienced executives;
●	align compensation with our business objectives and performance;
●	align our practices with the market
●	provide incentives for the creation of long-term shareholder value; and
●	reward achievement of performance goals.

2015 Say on Pay Vote

The Company holds and annual advisory vote on executive compensation (colloquially referred to as “Say on Pay”) at its Annual Meeting of shareholders.  At our Annual Meeting of shareholders in September 2015, we included a Say on Pay proposal for our shareholders to provide an advisory vote.  Shareholders voted strongly in support of our executive compensation program in 2015 with approximately 97% of the votes cast in support of the program.  The Compensation Committee evaluated the results of the 2015 advisory vote, together with the other factors and data discussed in this Compensation Discussion and Analysis in determining executive compensation policies and decisions.  The Compensation Committee considered the vote results and did not make any significant changes to our executive compensation policies and decisions for fiscal year 2016 directly as a result of the 2015 advisory vote.

Executive Compensation Decision-Making Process

Role of Compensation Committee

The Compensation Committee, which is composed entirely of independent directors, generally establishes the components of our compensation program and may evaluate the components from time to time.  The Compensation Committee is responsible for evaluating and setting the compensation for our Chief Executive Officer.  The Committee reviews the executive compensation program on an annual basis, with awards and adjustments generally being made in June.  Compensation decisions may be made at other times of the year in the case of promotions, new hires, or changes in responsibilities.  In making these determinations, the Committee may consider the company’s performance, the individual performance of a named executive officer, information from our compensation consultant, and recommendations from management.

ePlus inc.	www.eplus.com

Role of the Chief Executive Officer

Mr. Norton, who was our Chief Executive Officer through the fiscal year ended March 31, 2016, assisted by our Human Resources department, was responsible for the implementation and administration of our executive compensation program during the fiscal year.  Mr. Norton recommended the overall structure for our executive compensation program, including metrics for the Performance Cash Bonuses and amount and vesting schedule of equity awards to be granted.  The final decisions regarding executive compensation were, however, made by the Compensation Committee.   Additionally, the President and CEO is not present during any deliberations or voting with regard to his own compensation.

The Role of the Compensation Consultant

The Company established the overall features of its current compensation program in September 2009.  At that time, the Compensation Committee retained the services of Towers Perrin (now Towers Watson), an independent compensation advisory firm, to perform a review of our executive compensation program.  Towers Watson performed several subsequent reviews of our executive compensation program.  Most recently, Towers Watson was retained by the Compensation Committee in June 2016 (for the Chief Executive Officer position only) and in 2015.  The review includes a competitive review of our executive total compensation for our named executive officers, including base salary, annual cash incentive, total cash compensation (base salary plus annual cash incentives), long-term incentives, total direct compensation (total cash compensation plus long-term incentives), and severance provisions.  In July 2016, the Compensation Committee considered the June 2016 Towers Watson report in establishing compensation for Mark Marron in his new role as President and Chief Executive Officer.  While Towers Watson provided general observations on the Company’s compensation programs, it did not determine or recommend the amount or form of compensation for the named executive officers.  In the past, Towers Watson has also performed some additional compensation-related services, such as a review of executive stock ownership guidelines, review of board compensation, and a compensation assessment for select employees who are not named executive officers.  The Committee has considered the independence of its compensation consultant and has not identified any conflicts of interest regarding the services of its consultant or the consultant’s employees.

The Role of Peer Companies and Benchmarking

The Compensation Committee reviews compensation practices at peer companies as part of its decision-making process so it can set total compensation levels that it believes are reasonably competitive.  The Compensation Committee, however, does not set compensation components to meet specific benchmarks, such as targeting salaries “above the median” or equity compensation at a particular percentile.  Furthermore, the Compensation Committee believes that over-reliance on benchmarking can result in compensation that is unrelated to the value delivered by the named executive officers.

In June 2015, the Committee considered whether to update the composition of our peer group.  After a review, which included the advice of Towers Watson, with regard to our CEO and CFO positions, the Committee established the revised peer group listed below:

Ciber, Inc.	Black Box Corp.	CDW Corporation
PCM, Inc. (f/k/a PC Mall)	Datalink Corporation	ScanSource, Inc.
PC Connection Inc.	Insight Enterprises, Inc.	ManTech International Corp.

In determining our peer group, we considered our revenue, net earnings, earnings before interest, taxes, depreciation and amortization (“EBITDA”), market capitalization, number of employees, ISS-selected peers, Industry GICS Code, and companies with whom we compete for customers.  We also view a number of other companies as potential peers, however, because they are privately held, no compensation data was available for those entities and they were not included in our peer group.  The June 2016 Towers Watson Report, which was for the Chief Executive Officer position only, used the same peer group as the 2015 report.

ePlus inc.	www.eplus.com

Compared to our June 2013 peer group, one company, MAXIMUS, was removed, as we believe they are less similar to our business.  Another company, SoftChoice, was removed as it went private and compensation data is therefore no longer available.  Two companies, ManTech International and ScanSource were added, as they matched our screening criteria.

In addition to the peer groups described above, in 2015 the Compensation Committee also considered survey data provided by Towers Watson.  For both Mr. Norton and Ms. Marion, the data included the 2014 Towers Watson – General Industry Executive and the 2015 Culpepper Executive Compensation Survey, for the Chief Executive Officer and the Chief Financial Officer, respectively.

Sufficient proxy data were not available for Mr. Marron’s role as Chief Operating Officer or Mr. Mencarini’s position.  For each of their positions, Towers Watson utilized two survey databases, the 2014 Towers Watson – General Industry Executive, and the 2015 Culpepper Executive Compensation Survey.

In the case of Mark Marron’s role as Chief Operating Officer, both surveys matched Mr. Marron’s position for revenue scope and job responsibilities.  The most closely matched survey position description, for both surveys, is:

Provide strategic and operational direction to multiple line operating units such as product development, marketing, and/or customer and product support.  Assist CEO and Board to establish strategic objectives and operating policies and procedures to ensure attainment of organizational objectives.  Evaluate results within business units to determine if organizational objectives are being met.  Establish and coordinate responsibilities and procedures among subordinate divisions and department.

Also in the case of Mr. Mencarini, sufficient proxy data was not available for Senior Vice President of Business Operations positions.  The survey analysis matched his position as follows, for each survey:

Survey and Position	Position Description
• 2014 Towers Watson – General Industry Executive; Top Administration Executive (Major Functions) • 2015 Culpepper Executive Compensation Survey; Senior Operations Executive
•   Has primary responsibility for the administrations of two or more major staff functions such as finance, government relations, public relations, legal, human resources or information technology.

•  Oversees the organization’s various operations functions. Responsible for operational and financial performance. Develops and implements policies and procedures for all facilities and processes within operating units. Works closely with various departments to ensure organizational standards are being met and operational processes are efficient and in compliance with established standards and regulations. Evaluate the implementation of new systems and procedures.

Components of Compensation and 2016 Compensation Determinations

Our named executive officer compensation program is based upon:

●	base salary;
●	annual performance cash bonuses paid pursuant to our Executive Incentive Plan; and
●	long-term equity-based awards under our shareholder-approved 2012 Employee Long-Term Incentive Plan, or “Employee LTIP.”

The named executive officers are also eligible to participate in the Company’s health and welfare programs, 401(k) plan, and other broad-based programs on the same basis as other employees.  Also, Mr. Mencarini had previously been compensated through a Supplemental Benefit Plan, or Supplemental Plan.  The Supplemental Plan terminated in August 2014, however, as more fully described below, in the section titled Deductibility of Named Executive Officer Compensation, Mr. Mencarini received the second of two payments in April 2015.  The Board and Compensation Committee no longer employ the Supplemental Plan as part of the executive compensation program.

ePlus inc.	www.eplus.com

Cash Compensation

Base salaries and cash bonuses comprise the named executive officers’ cash compensation.  The Committee targets base salaries and cash bonuses for our named executive officers at competitive levels, i.e., generally near the median for executives in positions with similar responsibilities within the compensation peer group, while also taking into consideration the long-term compensation provided by our equity grants to our named executive officers.  Base salaries represent a fixed (non-variable) cash payment and cash bonuses are short-term performance-based cash payments.  The cash bonuses for the fiscal year ended March 31, 2016 are based on three annual company financial goals, which were set by the Committee within 90 days of the start of the fiscal year.

Base Salary

Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain talent.  It is the minimum payment for a satisfactory level of individual performance as long as the executive remains employed with the Company.  Base salary is set at the Committee’s discretion after taking into account the competitive landscape including the compensation practices of the companies in our selected peer group and survey data from a broader index of comparable companies, our business strategy, our short- and long-term performance goals, and individual factors, such as position, salary history, individual performance and contribution, an individual’s length of service with the Company, experience in the position, and placement within the general base salary range offered to our named executive officers.

The base salary for each of our executive officers as of March 31, 2016 is set forth below:

Named Executive Officer	Base Salary
Phillip G. Norton	$795,000
Elaine D. Marion	$415,000
Mark P. Marron	$525,000
Steven J. Mencarini	$275,000

As described above, the Compensation Committee retained the services of Towers Watson in June 2015 to perform a review of our executive compensation program.  The Compensation Committee concluded in June 2015 that the base salary for Mr. Norton, Mr. Marron, and Ms. Marion should be adjusted.  Ms. Marion’s annual base salary was most recently adjusted in June 2015, when it was raised to $415,000 from $400,000.  Effective August 1, 2016, Mr. Norton’s annual base salary was reduced to $300,000, and Mr. Marron’s increased to $700,000, from $525,000, in connection with their transition to Executive Chairman, and President and Chief Executive Officer, respectively.  Generally, the Committee sets base salary near the median for our peer group, based on information provided by Towers Watson, while also acknowledging that individual base salaries may vary based on factors such as individual responsibilities, complexity of position versus that of the market benchmark(s), performance, experience (including experience in the specific position and more broadly), future potential, and other, non-cash compensation received by each individual executive.

Performance Cash Bonuses.   For the fiscal year ended March 31, 2016, our executives’ cash bonuses were based on the following three metrics:   earnings before tax (“EBT”), percentage increase in gross profit from services (“Services”) and financing origination volume (“Origination”).

The Company’s current Executive Incentive Plan was amended and restated, effective April 1, 2014 (the “Executive Incentive Plan” or the “Executive Incentive Plan”), pursuant to its approval by shareholders in September 2014.  Messrs. Norton, Marron and Mencarini and Ms. Marion were named as participants in the plan for the fiscal year ended March 31, 2016.  The Executive Incentive Plan provides for performance-based goals, which may enable “Covered Awards” to “Covered Employees” (as defined thereunder) based on such performance goals to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”).  The Executive Incentive Plan also permits awards which are not intended to qualify as performance-based compensation under Section 162(m).  The performance goals under the Executive Incentive Plan were presented to shareholders for approval at our 2014 Annual Meeting of shareholders.  Those performance goals were approved by 98.5% of votes present and entitled to vote.  The Executive Incentive Plan also includes a provision for an adjusted award in the event it is determined that an award was paid based on incorrect financial results, and permits the Compensation Committee to require, to the extent permitted by law, reimbursement by the participant of any amount paid to or received by the participant with respect to such an award.  The Executive Incentive Plan further provides that cash payments under the plan are subject to recovery by the Company to the extent required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and any regulations promulgated thereunder.

ePlus inc.	www.eplus.com

The Executive Incentive Plan is administered by the Compensation Committee, which has full authority to determine from among executive employees of the Company the participants in the Executive Incentive Plan, the terms and amounts of each participant’s minimum, target and maximum awards, and the period during which the performance is to be measured.  Awards for any particular participant for each fiscal year under the Executive Incentive Plan are subject to a maximum of $1,250,000 for fiscal years beginning on and after April 1, 2014.

The award opportunity under the Executive Incentive Plan is based on a target amount, which is adjusted based on the level of attainment of financial performance as set forth in each participant’s award agreement and payouts range between 0% to 200% of target award amounts.  The fiscal year 2016 performance weights and target amounts for each participant were as follows:

	EBT		Services		Origination

Named Executive Officer	Percentage of Total Bonus	Target Amount ($)	Percentage of Total Bonus	Target Amount ($)	Percentage of Total Bonus	Target Amount ($)
Phillip G. Norton	70.0%	315,000	15.0%	67,500	15.0%	67,500
Elaine D. Marion	70.0%	140,000	15.0%	30,000	15.0%	30,000
Mark P. Marron	70.0%	192,500	15.0%	41,250	15.0%	41,250
Steven J. Mencarini	70.0%	96,250	15.0%	20,625	15.0%	20,625

The plan provides that results will be adjusted to exclude the incentive compensation accrued by the Company under the Executive Incentive Plan, and any income, gain or loss attributable to the business operations of any entity acquired by the Company during the 2016 fiscal year, and certain fees and income relating to litigation matters.  The Executive Incentive Plan also permits the exclusion of all items of income, gain or loss determined by the Board to be extraordinary or unusual in nature and not incurred or realized in the ordinary course of business.

Bonus payouts range between 0% and 200% of the target amount, depending on the level of achievement of the performance goals for the fiscal year 2016, as follows:

	Performance Goals
Performance Level	Earnings Before Taxes		Percentage Increase in Gross Profit from Services	Financing Origination Volume
Maximum		n/a(1)	n/a(1)	n/a(1)
Target		$77,705,500	35.90%	$322,500,000
Threshold (75% of Performance Goal)		$58,279,125	26.93%	$241,875,000
Below Threshold	<$	58,279,125	<26.93%	<$241,875,000

(1)	Each executive’s bonus payout is capped at 200% of the total target amount. The threshold and escalators for each performance goal is as follows: (a) if 100% or more of the goal is achieved, the Executive Incentive Plan payout for that goal is equal to 100% of the target, plus 5% for each percentage point over 100% of the target; (b) if 75% or more of the goal is achieved but less than 100% of the goal is achieved, the Executive Incentive Plan payout for that goal is equal to 50% of the target, plus 2% for each percentage point over 75% of the target; and (c) if less than 75% of the goal is achieved, the Executive Incentive Plan payout for that goal is zero.

ePlus inc.	www.eplus.com

The achievement of the performance goals is set forth below.  All executives had the same financial performance goals.

Performance Criteria	Goal	Achievement
EBT	$77,705,500	$77,527,563	(1)
Services	35.9%	31.9%	(2)
Origination	$322,500,000	$309,558,907

(1)	Actual earnings before taxes were adjusted to exclude the incentive compensation accrued by the Company, certain costs relating to litigation matters, and results for an entity acquired during fiscal year 2016.
(2)	Actual services gross profit from the entity acquired during fiscal year 2016 was excluded.

At the conclusion of the fiscal year ended March 31, 2016, the Compensation Committee determined which of the financial objectives described under the Executive Incentive Plan and in the award agreements were achieved.  There were no waivers or modifications to any specified performance targets, goals or conditions with respect to the Executive Incentive Plan.  The following table details the annual incentive cash payments earned in the fiscal year ended March 31, 2016 and 2015, respectively (but paid in the subsequent fiscal year) for each named executive officer:

Named Executive Officer	2016 Annual Incentive Cash Payment Earned ($)	2015 Annual Incentive Cash Payment Earned ($)	% Change
Phillip G. Norton	428,088	806,475	(47%)
Elaine D. Marion	190,261	358,433	(47%)
Mark P. Marron	261,609	492,846	(47%)
Steven J. Mencarini	130,805	246,423	(47%)

Long-Term Equity Compensation

The Compensation Committee believes long-term equity awards are the most effective way to attract and retain a talented executive team and align executives’ interests with those of shareholders.  Our long-term equity compensation is focused on rewarding long-term growth in shareholder value.  When determining the level of the grant, the Committee considers each named executive officer’s functional and enterprise management responsibilities, potential contributions to the Company’s profitability and growth, the value of prior long-term incentive grants and other non-cash compensation (such as, in the case of Mr. Mencarini, participation in the Supplemental Benefit Plan), an analysis of how the Company performed on multiple financial metrics as compared to its peers, data from the 2015 Towers Watson report referenced above, and each executive’s total compensation, including cash compensation.  However, the Committee does not use a formula or assign a particular weight to any one factor in determining equity award grant levels.  Rather, the Committee’s determination of grant levels is subjective, and the Committee grants awards that it believes in its judgment are reasonably competitive.

In determining the number of shares to award, the Committee also reviewed the salary and cash bonus of each executive officer.  With regard to functional and enterprise management responsibilities, during the fiscal year ended March 31, 2016, Mr. Norton and Ms. Marion had company-wide responsibility for strategic planning and risk management, SEC filings, profitability and growth.  Mr. Norton’s responsibilities further included responsibility for organic growth or a financially and strategically viable acquisition that meets certain criteria, and an increase in sales in each of the Company’s two business segments.  Ms. Marion’s responsibilities include such matters as overseeing the financial and IT functions of the organization, timely and accurate filings with the SEC, overseeing the internal control environment, and managing the Company’s participation in internal and external audits.  During the fiscal year ended March 31, 2016, Mr. Marron was our Chief Operating Officer, and also the president of our subsidiary, ePlus Technology, inc., which is part of the technology segment and encompasses more than 90% of the Company’s total revenue.  His responsibilities included participating in setting strategic objectives for the Company as a whole, achieving specified growth in certain areas, and other tasks which are critical to the efficient and effective functioning of a team that consists of over 700 sales and marketing, and professional services employees.  Our Senior Vice President of Business Operations, Mr. Mencarini, manages the insurance aspect of our risk management process, as well as our proposals group, contracts and human resources departments.  He is not responsible for profitability or growth, and leads a team of approximately two dozen people.

ePlus inc.	www.eplus.com

The Company believes that restricted stock helps to create incentives for performance and further align the interests of executives with those of shareholders because a restricted stock’s value increases or decreases in conjunction with the Company’s stock price.  In addition, the Company believes granting awards with long vesting periods creates a substantial retention incentive and encourages the named executive officers to focus on the Company’s long-term business objectives and stock performance.  Most restricted shares granted to executive officers or other employees vest over a three-year period.  Grants made in June 2015 to Mr. Marron and Ms. Marion vest over a five-year period, to further align their long-term interests with shareholders, and a June 2016 grant made to Mr. Norton, which originally had a vesting schedule of three years, was changed to a two-year vesting schedule in connection with his transition to Executive Chairman from his role as President and Chief Executive Officer.

Consistent with the philosophy described above, the Compensation Committee awarded 9,009 shares of restricted stock on June 16, 2016, to Mr. Norton, Mr. Marron and Ms. Marion.  Mr. Marron and Ms. Marion’s awards vest over a three-year period, and as described above, Mr. Norton’s shares will vest over a two-year period.  The restricted stock is subject to each named executive officer’s continued service to the Company, with limited exceptions, such as death, disability, change in control, or termination without cause or the executive’s resignation for good reason, as described in the executives’ respective employment agreements.  On July 21, 2016, the Compensation Committee awarded Mr. Marron an additional 10,000 shares of restricted stock in connection with his promotion to President and Chief Executive Officer, which shares vest over a three-year period.

Other Aspects of Our Executive Compensation Program

Benefits and Perquisites

Our named executive officers receive a variety of benefits, including the following benefits that are available to all full-time employees:

●	health plans which encompass medical, dental, vision, prescription drug and mental health services (employee shares cost);
●	pre-tax health and dependent care flexible spending accounts;
●	group life insurance and accidental death and disbursement ("AD&D") insurance coverage (company paid) and supplemental life and AD&D insurance coverage (employee pays cost);
●	life and AD&D coverage for spouses and dependents (employee paid);
●	long-term disability insurance coverage equal to 60% of base salary up to a maximum benefit of $120,000 per year (employee shares cost);
●	family and medical leave;
●	401(k) plan and discretionary match; and
●	workers’ compensation insurance.

Additionally, pursuant to his employment agreement, our Chief Executive Officer is entitled to be reimbursed by us, not more often than once annually, for his participation in an executive health assessment program.

In some years, certain of our executive officers have received certain company-paid travel, meals and entertainment costs for their families to attend a company sales meeting (hereinafter “Sales Meeting”) which is attended by our high-achieving sales persons.  All attendees at that meeting are likewise eligible to have their families attend the meeting with the Company’s paying the same costs as for the other employees’ families.

Stock Ownership Guidelines and Return of Incentive Compensation by Named Executive Officers

Our Board has adopted Stock Ownership Guidelines for our executive officers, to further align the interests of our executive officers with the interests of our shareholders.  The guidelines, which were most recently updated in February 2016, are expressed as a multiple of the executives’ base salary as of each April 1st or as of the date they are identified as executive officers.  Our Chief Executive Officer is expected to retain stock ownership valued at a multiple of three times his annual base salary, and other executive officers are expected to reach a multiple of one time their annual base salary.  Executive officers are expected to retain one-half of all equity grants until such time as the target stock ownership is reached.  The guidelines may be waived at the discretion of  our Compensation Committee in the event of an extraordinary expense (such as, for example, housing or higher education needs), or if compliance would create a severe hardship or prevent an executive from complying with a court order, as in the case of a divorce or other property settlement.  However, the Company expects such instances to be rare, and has not granted any waivers.  At this time, all of our executive officers meet their respective guideline requirement.

ePlus inc.	www.eplus.com

Beginning with our fiscal year ended March 31, 2012, our Executive Incentive Plan provides that in the event an award was paid based on incorrect financial results, the Compensation Committee will review the payment.  If the amount of the payment would have been lower had the level of achievement of applicable financial performance goals been calculated based on the correct financial results, the Compensation Committee may, in its sole discretion, decrease the amount of such payment so that it reflects the amount that would have applied based on the correct financial results, and, to the extent permitted by applicable law, require the reimbursement by the participant of any amount paid to or received by the participant with respect to such award.  Additionally, the Executive Incentive Plan provides that cash payments under the plan are subject to recovery by the Company to the extent required by the Dodd-Frank Act and Sarbanes-Oxley and any regulations promulgated thereunder.

Deductibility of Named Executive Officer Compensation

Within our performance-based compensation program, one goal is to compensate our named executive officers in a manner that is tax-effective for the Company.  Under Section 162(m) of the Internal Revenue Code, annual compensation in excess of $1 million for a taxable year to each of a company’s CEO and three other most highly compensated executive officers (except for the Chief Financial Officer) (“Covered Employees”) that is not paid pursuant to a plan approved by shareholders and does not satisfy the performance-based exception of Section 162(m) is not deductible as a compensation expense for federal income tax purposes.  Executive compensation is also subject to other limitations as to deductibility.

Because qualified performance-based compensation is not subject to the $1 million deduction limit per taxable year for each Covered Employee if certain requirements are met, one consideration in our executive compensation program is to structure most at-risk elements for awards under the Executive Incentive Plan so as to qualify those elements as performance-based compensation.   Our Executive Incentive Plan enables us to structure awards so as to qualify as performance-based compensation.  For the fiscal year ended March 31, 2016, the payments made under the Executive Incentive Plan to Messrs. Norton, Marron and Mencarini qualified as performance-based.  Additionally, during the fiscal year ended March 31, 2016, Mr. Mencarini received one payment under a Supplemental Benefit Plan, which had been deferred from the prior year in order to not exceed the $1 million limit for a taxable year.

In addition, our Employee LTIP was structured so that, in the discretion of the Compensation Committee, certain equity awards may be made to the Covered Employees that are intended to constitute qualified performance-based compensation under Section 162(m).  Awards structured in such manner may not be subject to the respective $1 million annual deduction limitation per Covered Employee.  However, to date no awards under the Employee LTIP will qualify for that exception from the Section 162(m) deduction limitation.

Hedging and Short Sales Policies

Our Insider Trading Policy applies to all of our employees and directors.  Under the policy, our directors, officers, and employees who are “Insiders” (as defined in the Policy) are absolutely prohibited from hedging, including using prepaid variable forward contracts, equity swaps, collars and exchange funds, and similar transactions that establish downside price protection, including short sales, and buying or selling put options, call options, or other derivatives of Company securities.

All trades of Company stock by directors, executive officers, and Insiders require pre-approval from our General Counsel, and must be made in accordance with the Insider Trading Policy.

ePlus inc.	www.eplus.com

EXECUTIVE COMPENSATION

The following table includes compensation information concerning compensation paid to or earned by the named executive officers during fiscal years 2016, 2015, and 2014.

2016 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)

Phillip G. Norton – Chairman of the Board, President and Chief Executive Officer	2016	766,989	-	900,900	-	806,475	-	8,184	2,482,548

	2015	650,000	-	887,065	-	374,000	-	10,380	1,921,445

	2014	627,500	-	849,508	-	280,000	-	10,461	1,767,469

Elaine D. Marion – Chief Finanical Officer	2016	412,012	-	2,457,000	-	358,433	-	11,797	3,239,242

	2015	400,000	-	778,328	-	179,170	-	11,722	1,369,220

	2014	393,750	-	749,556	-	187,500	-	10,087	1,340,893

Mark P. Marron – Chief Operating Officer	2016	515,341	-	4,013,100	-	492,846	-	9,598	5,030,885

	2015	475,000	-	778,328	-	238,647	-	13,866	1,505,841

	2014	468,750	-	749,566	-	225,000	-	14,582	1,457,898

Steven J. Mencarini – Senior Vice President	2016	275,000	-	95,987	-	246,423	-	8,916	626,326

	2015	275,000	-	74,399	-	122,074	55,650	7,745	534,868

	2014	275,000	-	75,101	-	137,500	-	103,834	591,435

(1)	The values in this column represent the aggregate grant date fair values of restricted stock awards granted in the respective fiscal year, computed in accordance with FASB Codification Topic 718, Compensation – Stock Compensation. Assumptions used in calculating these values may be found in Note 11 of our financial statements in our 2016 Form 10-K. We do not include any impact of estimated forfeitures related to service-based vesting terms in these calculations. Each of these amounts reflects our expected aggregate accounting expense for these awards as of the grant date and do not necessarily correspond to the actual values that will be expensed by us or realized by the named executive officers.
(2)	These amounts reflect cash payments made under our Executive Incentive Plan during fiscal 2016, 2015, and 2014, which reflect compensation earned during each prior respective fiscal year. A detailed description of the fiscal 2016 payments can be found in the Compensation Discussion and Analysis under the heading, “Components of Compensation and 2016 Compensation Determinations” and subheading, “Cash Compensation.”
(3)	Each of our executive officers received other compensation during fiscal year 2016, 2015 and 2014, in the form of an employer 401(k) match (which is available on the same terms as to all employees), and travel, meals and entertainment costs for the executives’ family to attend the Sales Meeting for our high-performers and executives. Pursuant to his employment agreement, through the fiscal year ended March 31, 2016, Mr. Norton was entitled to reimbursement for an annual executive physical. The amounts received by each in fiscal year 2016 are enumerated below:

ePlus inc.	www.eplus.com

	Employer 401(k) match	Sales Meeting (1)	Annual Physical	Total Other Compensation
Phillip G. Norton	$3,300	$3,824	$1,060	$8,184
Elaine D. Marion	$3,300	$8,497	-	$11,797
Mark P. Marron	$2,489	$7,109	-	$9,598
Steven J. Mencarini	$3,300	$5,616	-	$8,916

(1)	The amounts shown reflect the costs incurred by the Company relating to the executives’ family’s attendance at the sales meeting, grossed up to cover the taxes incurred by the executive. This payment was received similarly by all attendees at the sales meeting.

Fiscal Year 2016 Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Phillip G. Norton	6/17/2015				11,000	-	-	900,900
		33,750	450,000	900,000
Elaine D. Marion	6/17/2015				30,000	-	-	2,457,000
		15,000	200,000	400,000
Mark P. Marron	6/17/2015				49,000	-	-	4,013,100
		20,625	275,000	550,000
Steven J. Mencarini	6/17/2015				1,172	-	-	95,987
		10,313	137,500	275,000

(1)	These amounts reflect award opportunities under the Executive Incentive Plan and as described more fully in the Compensation Discussion and Analysis under the heading “Components of Compensation and 2016 Compensation Determinations” and subheading “Cash Compensation.” Threshold amounts represent the minimal level of achievement of the lowest weighted financial performance metric, and maximum amounts represent 200% of target values. Actual payments with respect to the awards for 2016 are disclosed in the Non-Equity Incentive Plan Compensation column of the 2016 Summary Compensation table.
(2)	These amounts represent number of shares of restricted stock granted to the named executive officers under our Employee LTIP. Awards granted to the executive officers and reflected in the 2016 Grants of Plan-Based Awards table above vest equally over a three-year period for Mr. Norton and Mr. Mencarini, and over a five-year period for Ms. Marion and Mr. Marron, and can be accelerated in limited circumstances as set forth in the Employee LTIP, award agreements and/or employment agreements.
(3)	These amounts represent the grant date fair value of the restricted stock granted in fiscal 2016. This represents the aggregate amount that we expected to expense for such grants in accordance with FASB Codification Topic 718, Compensation—Stock Compensation over the grants’ respective service period. We do not include any impact of estimated forfeitures related to service-based vesting terms in these calculations. These amounts do not necessarily correspond to the actual values that will be expensed by us or realized by the named executive officers. Assumptions used in calculating these values with respect to restricted stock awards may be found in Note 11 of our 2016 Form 10-K.

ePlus inc.	www.eplus.com

Outstanding Equity Awards At March 31, 2016

The following table provides information concerning the outstanding equity-based awards as of March 31, 2016.  No named executive officer held any unexercised stock options as of March 31, 2016.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Phillip G. Norton	-	-	-	-	-	23,652	1,904,223
Elaine D. Marion	-	-	-	-	-	43,392	3,493,490
Mark P. Marron	-	-	-	-	-	62,392	5,023,180
Steven J. Marcarini	-	-	-	-	-	2,473	199,101

(1)	The June 12, 2014 grant to Mr. Norton vests in two equal portions on the first two anniversaries of the grant date. The June 17, 2015 grants to Ms. Marion and Mr. Marron vest in five equal portions on the first five anniversaries of the grant date. All other grants vest in three equal portions on the first three anniversaries of the grant date.
(2)	The market value was computed by multiplying the closing price of our common stock on March 31, 2016 ($80.51 per share) by the number of shares of restricted stock in the previous column.

2016 Option Exercises and Stock Vested

The following table provides information regarding shares of stock acquired upon vesting of restricted stock during the 2016 fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Phillip G. Norton	-	-	19,926	1,622,408
Elaine D. Marion	-	-	13,708	1,116,639
Mark P. Marron	-	-	13,708	1,116,639
Steven J. Mencarini	-	-	1,405	114,311

(1)	Market value was computed by multiplying the closing price per share of our common stock on the day of vesting by the number of stock awards.

ePlus inc.	www.eplus.com

2016 Nonqualified Deferred Compensation

The following table shows the contributions to, the earnings of, and the distribution from, each named executive officer's account under the Company's nonqualified deferred compensation plan for fiscal year 2016.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)(1)	Aggregate Balance at Last FY End ($)
Phillip G. Norton	-	-	-	-	-
Elaine D. Marion	-	-	-	-	-
Mark P. Marron	-	-	-	-	-
Steven J. Mencarini	-	-	-	221,610	-

(1)	Our Supplemental Benefit Plan reached maturity and the policy was canceled in August 2014, resulting in two distributions to Mr. Mencarini. The first distribution, of $581,826, was paid out during our fiscal year ended March 31, 2015. An additional payment of $221,610 was deferred until April 15, 2015, as a result of the Company’s ability to defer payment until the beginning of our 2016 fiscal year in order to not exceed the $1 million threshold under which executive compensation is not deductible by the Company.

Supplemental Benefit Plan

On February 28, 2005, our Board approved the adoption of an ePlus inc. Supplemental Benefit Plan for Mr. Mencarini and the other then-executive officers other than Mr. Norton.  The plans were developed and designed to provide these executive officers with a long-term incentive plan outside of the Company’s normal incentive plans.

The Supplemental Benefit Plan was unfunded and nonqualified and was designed to provide Mr. Mencarini with a cash benefit that is payable only upon the earlier to occur of:

●	death;
●	termination of employment; or
●	the expiration of the plan.

The plan expired on August 11, 2014, and at that time Mr. Mencarini had the right to receive a single lump sum cash distribution.  The terms of the plan enabled the Company to defer payment of a portion of that lump sum until the beginning of our subsequent fiscal year, in order to not exceed the $1 million threshold under which executive compensation is not tax-deductible by the Company.  As a result, during the fiscal year ended March 31, 2015, Mr. Mencarini received a distribution of $581,826, and during the fiscal year ended March 31, 2016, he received an additional distribution of $221,610.  There are no payments remaining to be made under the plan.

Incentive Plan Awards Paid to Named Executive Officers

In September 2014, the Company submitted a proposal to shareholders to approve performance goals and other material terms of a new Executive Incentive Plan.  Ninety-eight percent of votes present and entitled to vote at our September 2014 Annual Meeting of shareholders approved the performance goals and other material terms.

The Executive Incentive Plan is administered by the Compensation Committee of the Board, which has full authority to determine the participants in the Executive Incentive Plan, the terms and amounts of each participant’s threshold, target and maximum awards, and the period during which the performance is to be measured.

At the conclusion of the fiscal year ended March 31, 2016, the Compensation Committee determined which of the performance objectives described under the Executive Incentive Plan were achieved.  A cash payment to each respective executive was based on the level of attainment of the applicable performance objectives.

ePlus inc.	www.eplus.com

The award amount paid is a percentage of salary target award, based on the level of attainment of the applicable performance goals as set forth in each participant’s award agreement.

As described above under “Compensation Discussion and Analysis – Components of Compensation and 2016 Compensation Determinations – Cash Compensation”, in accordance with the Executive Incentive Plan’s provisions, such earnings were adjusted to exclude the incentive compensation accrued by the Company under the Executive Incentive Plan, to exclude effects attributable to the business operations of an entity acquired by the Company during the fiscal year ended March 31, 2016 and to exclude certain costs relating to litigation matters.  For the fiscal year ended March 31, 2016, Mr. Norton’s cash incentive was capped at $900,000, Mr. Marron’s at $550,000, Ms. Marion’s at $400,000, and Mr. Mencarini’s at $275,000.  There were no waivers or modifications to any specified performance targets, goals or conditions with respect to the Executive Incentive Plan.

Long-Term Equity Incentive Plans

We currently have two long-term equity incentive plans in effect.  Our 2008 Non-Employee Director Long-Term Incentive Plan, or the “Director LTIP,” was approved by our shareholders at our September 2008 Annual Meeting.  In September 2012, shareholders approved our 2012 Employee Long-Term Incentive Plan, or the “Employee LTIP” or the “2012 Employee LTIP.”  The 2012 Employee LTIP authorizes 750,000 shares for grants of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other stock-based awards to our employees.

The Employee LTIP is administered by the Compensation Committee, and is designed to encourage our employees to acquire a proprietary interest in the growth and performance of ePlus, thus enhancing the value of ePlus for the benefit of its shareholders, and to enhance our ability to attract and retain exceptionally qualified individuals.  We have issued grants of restricted stock to our executive officers and other employees under our 2012 Employee LTIP.

Employment Agreements

We entered into employment agreements (collectively, the “Agreements”) with each of our named executive officers.  The forms of the agreements have been changed from time to time over the years to address tax or legal developments, or to reflect changes in roles or compensation.  Each employment agreement and amendment thereto is approved by our Compensation Committee.

On July 21, 2016, the Company entered into a new employment agreement with Mr. Norton, reflecting his new position, effective August 1, 2016, as Executive Chairman.  His agreement will terminate on July 31, 2018.  In his new role, Mr. Norton’s annual base salary will be $300,000, and he will additionally be entitled to retention payments in the amount of $250,000, $250,000 and $500,000, on January 31, 2017, July 31, 2017 and January 31, 2018, respectively.

On July 21, 2016, the Company also entered into an amended and restated employment agreement with Mr. Marron, reflecting his new role as Chief Executive Officer.  Effective August 1, 2016, Mr. Marron’s annual base salary was adjusted to $700,000.  His employment agreement , which was also effective August 1, 2016, has an expiration date of January 31, 2018, and will automatically renew for successive two-year periods, unless either Mr. Marron or the Company provides notice of termination 60 days prior to the end of a term.

Ms. Marion and Mr. Mencarini entered into an amended and stated employment agreement effective August 1, 2016, and August 1, 2013, respectively.  Each of their agreements provides for an initial employment term through July 31, of the following year, and is automatically renewed for successive one-year periods, unless either the executive or the Company provides notice of termination 60 days prior to July 31 of each year.  To date, each agreement has annually renewed.  Ms. Marion entered into an amendment to her previous employment agreement, on June 9, 2015, in which her annual base salary was increased to $415,000.

With the exception of annual executive physical for the Chief Executive Officer, the Agreements do not provide for any specific perquisites or other personal benefits for the named executive officers during the terms of their employment, other than those available to all our full-time employees.

ePlus inc.	www.eplus.com

All of our Agreements with our named executive officers provides that bonuses or other compensation are subject to recovery by the Company to the extent required by the Dodd-Frank Act and Sarbanes-Oxley and any regulations promulgated thereunder.  This provision does not apply to time-vested stock options, restricted stock or restricted stock units which are not awarded, granted or vested based on financial measure required to be reported under the securities laws.  The agreements also provide that in the event a severance payment would be subject to the excise tax provided in IRS Code Section 280G, the executive will receive a lesser payment if he or she would receive a greater after-tax benefit.  This will better enable the Company to obtain a tax deduction.

The Agreements also all additionally include certain non-competition and non-solicitation provisions, which serve to protect the Company’s business interests in the event the executive’s employment terminates.  Prior to receiving any of the severance described below, the Agreements require each executive to execute a release of possible specified claims against the Company and to certify that the executive has complied with the confidentiality, intellectual property, non-competition, non-solicitation, conflict of interest, and return of property requirements in the Agreements.  The requirement to sign a release may be waived in the event the executive’s death or disability prohibits him or her from signing.

The Agreements with our named executive officers provide certain benefits in the event an executive’s employment terminates upon the termination of the agreement, or if the employment (a) terminated during the term of the agreement due to death or disability (as defined in the Agreements), is terminated by the executive for “good reason” (as defined in the agreement, or is terminated by the Company for any reason other than for “good cause” (as defined in the agreement).  “Good reason” includes termination of employment by the Executive for any reason within 90 days after a change in control, as defined in the 2012 Employee Long-Term Incentive Plan.  The below table summarizes the severance due in the event of termination by the executive for Good Reason, or by the Company for any reason other than Good Cause, pursuant to their respective employment agreements which became effective August 1, 2016 for Mr. Marron, Mr. Norton and Ms. Marion, and August 1, 2013 for Mr. Mencarini.

Executive	Salary	Bonus	Stock	COBRA Coverage
Mr. Marron	Eighteen months base salary	pro-rated (1)	Unvested stock accelerates	18 months
Mr. Norton	Base salary through July 31, 2018 (2)	pro-rated (1)	Unvested stock accelerates	18 months
Ms. Marion	Twelve months base salary	pro-rated (3)	Unvested stock accelerates	12 months
Mr. Mencarini	Twelve months base salary + 4.17% of his base salary for every month of the fiscal year he is employed	none	n/a	12 months

(1)	The bonus due will be the value of the award that otherwise would have been received based on the extent to which Performance Goals are determined to have been met by the Compensation Committee, multiplied by a fraction, the numerator of which is the number of months (including partial months) in the period beginning on the first day of the relevant performance period and ending with the date as of which the Executive's employment with the Company terminated and the denominator of which is the number of months in such performance period (the "pro-rated EIP award, to the extent Performance Goals are met"). Any such payment shall be made at the time the payment would have been made had there been no termination of employment.
(2)	Mr. Norton will also be entitled to certain retention payments, to the extent the payment has not previously been made.
(3)	The bonus due will be the value of the target amount due under any Executive Incentive Plan ("EIP") award agreement, multiplied by a fraction, the numerator of which is the number of months (including partial months) in the period beginning on the first day of the relevant performance period and ending with the date as of which Ms. Marion's employment with the Company terminated and the denominator of which is the number of months in such performance period.

In addition to the benefits provided by the Agreements, for all employees, including executives, restricted stock vests upon termination of employment as a result of the employee’s death or disability, or upon a change in control, as defined in the 2012 Employee Long-Term Incentive Plan.

Estimated Payments Upon Termination or Change in Control

For a description of the termination provisions included in the named executive officers’ respective employment agreements, see the disclosure under “Employment Agreements” above.  The following tables show potential payments to our named executive officers under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change-in-control or termination of employment, assuming a

ePlus inc.	www.eplus.com

March 31, 2016, termination date and using the closing price of $80.51 per share of our common stock as of March 31, 2016.

Termination Without Cause Payment As Of March 31, 2016

Name	Salary ($)		Bonus ($)	Accrued and Unused Vacation ($)		Health and Benefits Continuation ($)		Accelerated Vesting of Restricted Stock	Total ($)
Phillip G. Norton	1,749,000	(1)	-	76,439	(4)	20,803	(5)	-	1,846,242
Elaine D. Marion	622,666	(2)	-	39,902	(4)	19,606	(6)	-	682,174
Mark P. Marron	840,000	(3)	-	50,479	(4)	21,066	(6)	-	911,545
Steven J. Mencarini	412,610	(2)	-	26,441	(4)	13,869	(6)	-	452,920

(1)	Base salary times 2.2.
(2)	One year annual base salary, plus an amount equal to 4.17% of the executive’s base salary, multiplied by the number of months during which the executive was in the employment of the Company during the fiscal year in which employment was terminated.
(3)	One year annual base salary, plus an amount equal to 5% of the executive’s base salary, multiplied by the number of months during which the executive was in the employment of the Company during the fiscal year in which employment was terminated.
(4)	Accrued vacation as of March 31, 2016.
(5)	Continuation of health benefits for eighteen months.
(6)	Continuation of health benefits for one year.

Termination Upon A Change In Control Payment As Of March 31, 2016

Name	Salary ($)		Bonus ($)	Accrued and Unused Vacation ($)		Health and Benefits Continuation ($)		Accelerated Vesting of Restricted Stock ($)		Total ($)
Phillip G. Norton	1,749,000	(1)	-	76,439	(4)	20,803	(5)	1,904,223	(7)	3,750,465
Elaine D. Marion	622,666	(2)	-	39,902	(4)	19,606	(6)	3,493,490	(7)	4,175,664
Mark P. Marron	840,000	(3)	-	50,479	(4)	21,066	(6)	5,023,180	(7)	5,934,725
Steven J. Mencarini	412,610	(2)	-	26,441	(4)	13,869	(6)	199,101	(7)	652,021

(1)	Base salary times 2.2.
(2)	One year annual base salary, plus an amount equal to 4.17% of the executive’s base salary, multiplied by the number of months during which the executive was in the employment of the Company during the fiscal year in which employment was terminated.
(3)	One year annual base salary, plus an amount equal to 5% of the executive’s base salary, multiplied by the number of months during which the executive was in the employment of the Company during the fiscal year in which employment was terminated.
(4)	Accrued vacation as of March 31, 2016.
(5)	Continuation of health benefits for eighteen months.
(6)	Continuation of health benefits for one year.
(7)	Total number of unvested restricted shares multiplied by the per share closing price of our common stock on the NASDAQ Global Select Market on March 31, 2016.

ePlus inc.	www.eplus.com

Termination Upon Death Or Disability Payment As Of March 31, 2016

Name	Salary ($) (1)		Bonus ($) (2)	Accrued and Unused Vacation ($) (3)	Accelerated Vesting of Restricted Stock ($) (4)	Total ($)
Phillip G. Norton	1,192,500	(5)	450,000	76,439	1,904,223	3,623,162
Elaine D. Marion	415,000	(6)	200,000	39,902	3,493,490	4,148,392
Mark P. Marron	525,000	(6)	275,000	50,479	5,023,180	5,873,659
Steven J. Mencarini	275,000	(6)	137,500	26,441	199,101	638,042

(1)	Reflects payment due in the event of incapacity. In the event of death, no additional salary payments are due.
(2)	The Compensation Committee has some discretion with regard to the bonus under the Executive Incentive Plan, in the event of death or incapacity. The above reflects payment of the target award.
(3)	Accrued vacation as of March 31, 2016.
(4)	Total number of unvested restricted shares multiplied by the per share closing price of our common stock on the NASDAQ Global Select Market on March 31, 2016.
(5)	Eighteen months annual base salary.
(6)	One year annual base salary.

Equity Compensation Plan Information

The following table provides information as of March 31, 2016, about our common stock that may be issued upon the exercise of options, warrants, and rights under our prior equity compensation plans.  It also provides information regarding the number of securities available for future issuance under our current equity compensation plans, under which there are no outstanding options, warrants or rights.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	0	n/a	610,596	(1)
Equity compensation plans not approved by security holders
Total	0		610,596

(1)	This number includes 132,529 shares reserved for issuance under the 2008 Non-Employee Director Long-Term Incentive Plan and available for future restricted stock awards, and 478,067 shares reserved for issuance under the 2012 Employee Long-Term Incentive plan and available for future awards.

ePlus inc.	www.eplus.com

PROPOSAL 2 - ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
 FOR THE FISCAL YEAR ENDED MARCH 31, 2016

(Proposal # 2)

Our Board proposes that shareholders provide advisory (non-binding) approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the SEC’s rules (commonly known as a “say-on-pay” proposal).  We recognize the interest our shareholders have in the compensation of our executives, and we are providing this advisory proposal in recognition of that interest and as required by the Dodd-Frank Act.

As described in detail under the heading “Compensation Discussion and Analysis,” our named executive officer compensation program is designed to attract, motivate, and retain our named executive officers, while ensuring alignment of their interests with shareholders’ interests.  Our named executive officers are critical to our success, and our compensation program is designed to reward them for their service to the Company, the achievement of specific performance goals, and the realization of increased shareholder value.  The Compensation Committee reviews the compensation programs for our named executive officers, at least annually, to ensure the fulfillment of our compensation philosophy and goals.  The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has supported and contributed to the Company’s recent and long-term success.

Please read the “Compensation Discussion and Analysis,” beginning on page 16, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, and the summary compensation table and other related compensation tables and narrative, beginning on page 25, which provide detailed information on the compensation of our executive officers.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement.  Accordingly, we will ask our shareholders to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that the compensation paid to the named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related compensation tables and narrative disclosure, is hereby APPROVED.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board.  However, we value the opinion of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board unanimously recommends a vote FOR the approval of the advisory resolution on the compensation of our named executive officers.

PROPOSAL 3 - RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING MARCH 31, 2017

(Proposal # 3)

The Audit Committee of the Board has selected Deloitte & Touche LLP, or “Deloitte”, as the Company’s independent registered accounting firm for the fiscal year ending March 31, 2017.  Deloitte has served as the Company’s accounting firm since 1990.

ePlus inc.	www.eplus.com

Neither the Company’s Bylaws nor other governing documents or law require shareholder ratification of the selection of Deloitte as the Company’s independent registered accounting firm.  However, the Company is submitting the selection of Deloitte to the shareholders for ratification as a matter of good corporate practice.  If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee in its discretion may direct the selection of a different independent registered accounting firm at any time if they determine that such a change would be in the best interest of the Company and its shareholders.

Representatives of Deloitte are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire and to respond to appropriate questions.

Auditor’s Fees

With respect to the fiscal years ended March 31, 2016, and March 31, 2015, the aggregate fees billed by Deloitte were as follows:

	Fiscal 2016	Fiscal 2015
Audit Fees	$1,662,531	$1,580,155
Audit Related Fees	-	-
Tax Fees	-	-
All Other Fees	5,000	2,600
TOTAL FEES	$1,667,531	$1,582,755

Audit-Related Fees. There were no audit-related fees billed by Deloitte for the fiscal years ended March 31, 2016 or 2015.

Tax Fees. There were no fees billed by Deloitte for tax-related services rendered for the fiscal years ended March 31, 2016 or 2015.

All Other Fees. There were other fees billed by Deloitte for an annual license to online resources in the amount of $5,000 and $2,600 for the fiscal years ended March 31, 2016 and 2015, respectively.

There were no non-audit related services provided by Deloitte during the last two fiscal years.  The Audit Committee pre-approves all auditing services (which may entail providing comfort letters in connection with securities underwriting), and all non-audit services provided to us by Deloitte, subject to a de minimis exception as set forth by the SEC.

Vote Required

To be approved, Proposal 3 must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy.  If you “Abstain” from voting, it will have the same effect as an “Against” vote.  Broker non-votes will have no effect.

The Board unanimously recommends voting FOR ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditor for the fiscal year ending March 31, 2017.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to the Company’s audited consolidated financial statements for the year ended March 31, 2016.  The information contained in this report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation of this proxy statement by reference.

ePlus inc.	www.eplus.com

The Audit Committee has certain duties and powers as described in its written charter adopted by ePlus inc.’s Board of Directors (the “Board”), which is available on the Shareholder Information section of the Company’s website at http://www.eplus.com/Investors/Pages/Committee-Charters.aspx .  The Audit Committee is responsible primarily for assisting the Board in its oversight of the Company’s accounting and financial reporting processes, including audits of the Company’s financial statements and the integrity of the financial statements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function and independent registered accounting firm.  The Audit Committee does not itself prepare financial statements or perform audits.  All members of the Audit Committee are "independent," as required by applicable Listing Rules of the NASDAQ Stock Market, as currently in effect, and in accordance with the rules and regulations promulgated by the SEC, and each such member has the ability to read and understand fundamental financial statements.

Management is responsible for the preparation, presentation and integrity of the Company's financial statements and for the establishment and effectiveness of internal control over financial reporting, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations.  The independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is responsible for planning and carrying out a proper audit of the Company's annual financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States)(“PCAOB”), expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles and auditing the effectiveness of internal control over financial reporting.

In performing its oversight role, the Audit Committee has considered and discussed the audited consolidated financial statements with management and Deloitte.  The Audit Committee has discussed with Deloitte the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the PCAOB.  The Audit Committee has received the written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence.  Deloitte has free access to the Audit Committee to discuss any matters the firm deems appropriate.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm.  Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's consolidated financial statements has been carried out in accordance with the auditing standards of the PCAOB, that the consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America, that Deloitte is in fact "independent", or the effectiveness of the Company's internal controls.

Based on the reports and discussions, and subject to the limitations on the role and responsibilities of the Audit Committee, described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2016.

Submitted by the Audit Committee

Terrence O’Donnell, Chairman
John E. Callies
C. Thomas Faulders, III
Lawrence S. Herman

ePlus inc.	www.eplus.com

SECURITY OWNERSHIP BY MANAGEMENT

The following table shows the shares of ePlus common stock beneficially owned by each named executive officer, director and nominee, and all directors and executive officers as a group as of July 21, 2016.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percentage of Shares Outstanding
Phillip G. Norton (3)	153,996	2.16%
Bruce M. Bowen (4)	46,832	*
C. Thomas Faulders III (5)	14,520	*
Terrence O'Donnell (6)	7,602	*
Ira A. Hunt III (7)	2,342	*
Lawrence S. Herman (8)	6,735	*
John E. Callies (9)	6,557	*
Eric D. Hovde (10)	214,314	3.00%
Elaine D. Marion (11)	58,458	*
Mark P. Marron (12)	68,938	*
Steven J. Mencarini (13)	4,332	*
All directors and executive officers as a group (11 persons)	584,240	8.20%
*  Less than 1%

(1)	The business address of Ms. Marion and Messrs. Norton, Bowen, Marron, Faulders, O’Donnell, Hunt, Herman, Hovde, Callies and Mencarini is 13595 Dulles Technology Drive, Herndon, Virginia, 20171-3413.
(2)	Nonvested restricted shares included herein are considered beneficially owned since the owner thereof has the right to vote such nonvested restricted shares.
(3)	Includes 115,294 shares of common stock held by J.A.P. Investment Group, L.P., a Virginia limited partnership, of which A.J.P. Inc., a Virginia corporation, is the sole general partner. Patricia A. Norton, spouse of Phillip G. Norton, is the sole shareholder of A.J.P., Inc. Also includes 38,702 shares of common stock that Mr. Norton holds individually, of which 16,343 shares are restricted stock that have not vested as of July 21, 2016, however, Mr. Norton has the right to vote such shares of restricted stock prior to vesting.
(4)	Includes 40,300 shares of common stock held by Bowen Holdings LLC, a Virginia limited liability company, which is owned by Mr. Bowen and his three children, for which shares Mr. Bowen serves as manager. Additionally includes 3,266 shares held by the Elizabeth Dederich Bowen Trust, and 3,266 shares held by the Bruce Montague Bowen Trust.
(5)	Includes 1,619 shares of restricted stock that have not vested as of July 21, 2016, however, Mr. Faulders has the right to vote such shares of restricted stock prior to vesting.
(6)	Includes 3,050 shares of restricted stock that have not vested as of July 21, 2016, however, Mr. O'Donnell has the right to vote such shares of restricted stock prior to vesting.
(7)	Includes 1,646 shares of restricted stock that have not vested as of July 21, 2016, however, Mr. Hunt has the right to vote such shares of restricted stock prior to vesting.
(8)	Also includes 1,619 shares of restricted stock that have not vested as of July 21, 2016, however, Mr. Herman has the right to vote such shares of restricted stock prior to vesting.
(9)	Includes 1,619 shares of restricted stock that have not vested as of July 21, 2016, however, Mr. Callies has the right to vote such shares of restricted stock prior to vesting.
(10)	Of the 214,314 shares of common stock beneficially owned by Mr. Hovde, he owns 162,185 shares directly, which includes 1,923 shares of restricted stock that have not vested as of July 21, 2016, however, Mr. Hovde has the right to vote such shares of restricted stock prior to vesting. Mr. Hovde is the managing member of Hovde Capital, Ltd., the general partner to Financial Institution Partners III, L.P., which owns 38,084 shares. Mr. Hovde is a trustee of the Eric D. and Steven D. Hovde Foundation, which owns 14,045 shares.
(11)	Includes 106 shares held in an Individual Retirement Account. Also includes 37,543 shares of restricted stock that have not vested as of July 21, 2016, however, Ms. Marion has the right to vote such shares of restricted stock prior to vesting.

ePlus inc.	www.eplus.com

(12)	Includes 62,743 shares of restricted stock that have not vested as of July 21, 2016, however, Mr. Marron has the right to vote such shares of restricted stock prior to vesting.
(13)	Includes 2,320 shares of restricted stock that have not vested as of July 21, 2016, however, Mr. Mencarini has the right to vote such shares of restricted stock prior to vesting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows information regarding each person known to be a “beneficial owner” of more than 5% of our outstanding shares of common stock as of July 21, 2016.  For purposes of this table, beneficial ownership of securities generally means the power to vote or dispose of securities, regardless of any economic interest in the securities.  All information shown is based on information reported on Schedule 13G or an amendment thereto filed with the SEC on the dates indicated in the footnotes to this table (percentages are calculated assuming continued beneficial ownership at July 21, 2016).

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding

Dimensional Fund Advisors LP (1)
Building One, 6300 Bee Cave Road
Austin, TX 78746	661,556	9.3%

Wellington Management Group, LLP (2)
280 Congress Street
Boston, MA 02210	432,765	6.1%

BlackRock, Inc. (3)
55 East 52nd Street
New York, NY 10055	587,128	8.2%

(1)	The information as to Dimensional Fund Advisors LP (“Dimensional Fund Advisors”) is derived from a Schedule 13G/A filed with the SEC on February 9, 2016. Dimensional Fund Advisors, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of ePlus that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of ePlus held by the Funds. However, all securities reported above are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
(2)	The information as to Wellington Management Company, LLP (“Wellington”) is derived from a Schedule 13G/A filed with the SEC on February 11, 2016. The ePlus shares as to which the Schedule 13G was filed are owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP. Those clients have the right to receive, or the power to direct the recExecutive Incentive Plant of, dividends from, or the proceeds from the sale of, such securities. Wellington indicates in its Schedule 13G/A that no such client is known to have such right or power with respect to more than five percent of this class of securities.
(3)	The information as to BlackRock, Inc. is derived from a Schedule 13G filed with the SEC on January 28, 2016.

ePlus inc.	www.eplus.com

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE,
RELATED PERSON TRANSACTIONS AND INDEMNIFICATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based  solely upon a review of such reports  furnished  to ePlus pursuant to Rule 16a-3 under the  Exchange Act,  ePlus  believes  that all such forms  required to be filed  pursuant to Section  16(a) of the Exchange Act were timely filed, as necessary, by the officers,  directors, and security holders required to file such forms.

Related Person Transactions

Two sons of Phillip G. Norton, who was our Chief Executive Officer during the fiscal year ended March 31, 2016, are employed at subsidiaries of the Company.  The first son, who is the President of our subsidiary ePlus Government, inc., earned $479 thousand during the fiscal year ended March 31, 2016.  Approximately forty-five percent of his cash compensation was base salary, and the remainder was commissions and a bonus based on performance factors such as lease origination and profitability.  During the fiscal year ended March 31, 2016, he also received a grant of 1,050 shares of restricted stock, which will vest on the same schedule as his peers, which is annually in equal one-thirds, beginning on the first anniversary of the grant, and $5,291 in benefits representing travel , meals and entertainment costs for his spouse to attend the Company’s Sales Meeting.  The second son is Vice President of Vendor Programs, who earned $290 thousand during the fiscal year ended March 31, 2016, in base salary and commissions.  The commissions, which are paid in accordance with our commission plan, constitute approximately 75% of his compensation total.

Mr. O’Donnell, Chairman of the Audit Committee and member of the Nominating and Corporate Governance Committee, has a son-in-law serving as Senior Account Executive at ePlus Group, inc. who earned $399 thousand in the fiscal year ended March 31, 2016.  Less than twenty percent of his compensation was salary.  The remainder was commission for sales completed, in accordance with our commission plan.  He additionally received $5,424 in travel, meals and entertainment costs for his family to attend the Company’s Sales Meeting.

The Company has a written Related Person Transaction Policy, which establishes processes, procedures and standards regarding the review, approval and ratification of transactions between the Company and its directors, director nominees, executive officers, greater than five percent beneficial owners and their respective immediate family members, where the amount involved in the transaction exceeds $120 thousand.  All related person transactions are prohibited unless approved or ratified by the Nominating and Corporate Governance Committee, or, in certain circumstances, the Chair of the Nominating and Corporate Governance Committee.  To the extent required by our Related Person Transactions Policy, all of the above matters were approved by the Nominating and Corporate Governance Committee in accordance with such Policy.

Indemnification

We have entered into indemnification agreements with each of our directors and executive officers, and we expect to enter into similar indemnification agreements with persons who become directors or executive officers in the future. The indemnification agreements provide that the Company will indemnify the director or officer against any expenses or liabilities incurred in connection with any proceeding in which the director or officer may be involved as a party or otherwise, by reason of the fact that the director or officer is or was a director or officer of the Company or by any reason of any action taken by or omitted to be taken by the director or officer while acting as an officer or director of the Company.

However, the Company is only obligated to provide indemnification under the indemnification agreements if:

ePlus inc.	www.eplus.com

●	the director or officer was acting in good faith in a manner the director or officer reasonably believed to be in the best interests of the Company, and, with respect to any criminal action, the director or officer had no reasonable cause to believe the director’s or officer’s conduct was unlawful;
●	the claim was not made to recover profits by the director or officer in violation of Section 16(b) of the Exchange Act or any successor statute;
●	the claim was not initiated by the director or officer;
●	the claim was not covered by applicable insurance; or
●	the claim was not for an act or omission of a director of the Company from which a director may not be relieved of liability under Section 102(b)(7) of the Delaware General Corporation Law.

Each director and officer has undertaken to repay the Company for any costs or expenses paid by the Company if it is ultimately determined that the director or officer is not entitled to indemnification under the indemnification agreements.

OTHER MATTERS

Other Business

The Board knows of no other matters that will be presented for consideration at the Annual Meeting of Shareholders.  If any other matters are properly brought before the meeting, the persons named in the accompanying proxy will have the discretionary authority to vote such proxy on such matters in accordance with their best judgment.

Annual Report on Form 10-K

A copy of our Annual Report, which includes our Form 10-K for the year ended March 31, 2016, as filed with the SEC, will be sent to any shareholder without charge upon written request addressed to:

Investor Relations
ePlus inc.
13595 Dulles Technology Drive
Herndon, VA  20171
(703) 984-8400

You may also obtain our Form 10-K over the Internet at the SEC's Internet site, www.sec.gov, or our Annual Report, which includes our Form 10-K over the Internet on our website, www.eplus.com/Investors/Pages/Annual-Reports.aspx.

Additional copies of the Annual Report on Form 10-K, the Notice, this Proxy Statement and the accompanying proxy may be obtained from our Investor Relations department at the address above.

Shareholder Proposals for the 2017 Annual Meeting

Shareholders have the opportunity to submit proposals for next year’s Annual Meeting of Shareholders.  To be considered for inclusion in the Company’s proxy statement and form of proxy for next year’s Annual Meeting, your shareholder proposal must be submitted in writing by April 5, 2017, to the Corporate Secretary, ePlus inc., 13595 Dulles Technology Drive, Herndon, Virginia  20171.  Proposals must be received by that date and satisfy the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, or Exchange Act, to be included in the proxy statement and on the proxy card that will be used for solicitation of proxies by the Board for the 2017 Annual Meeting.

In accordance with our Bylaws, if you wish to submit a proposal for consideration at next year’s Annual Meeting that is not to be included in next year’s proxy materials, or wish to nominate a candidate for election to the Board at next year’s Annual Meeting, your proposal or nomination must be submitted in writing and received by the Corporate Secretary not less than 60 days before the date of the first anniversary of this 2016 Annual Meeting if the 2017 Annual Meeting is held within 30 days of the anniversary of this 2016 Annual Meeting, otherwise, within seven days after the first public announcement of the date of the 2017 Annual Meeting.  Assuming that our 2017 Annual Meeting is held on schedule, to be “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, we must receive written notice of your intention to introduce a nomination or other item of business at that Meeting before July 17, 2017.  If we do not receive written notice during that time period, or if we meet certain other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to that Meeting will use their discretion in voting the proxies if any such matters are raised at the Meeting.

ePlus inc.	www.eplus.com

A submission by an ePlus shareholder must contain the specific information required in ePlus’ Bylaws.  If you would like a copy of ePlus’ current Bylaws, please write to the Corporate Secretary, ePlus inc., 13595 Dulles Technology Drive, Herndon, Virginia  20171.  ePlus’ current Bylaws may also be found on the Company’s website at http://www.eplus.com/bylaws.

Results of the Annual Meeting

The preliminary voting results will be announced at the Annual Meeting.  The final voting results will be tallied by the inspector of elections and published in a Current Report on Form 8-K, which we are required to file with the Securities and Exchange Commission within four business days following the Annual Meeting.

Additional Information About the Company

Although the information contained on, or accessible through, our website is not part of this proxy statement, you will find information about ePlus and our corporate governance practices at http://www.eplus.com/investors.  Our website contains information about our Board, Board Committees and their charters, our Bylaws, and our Code of Conduct, Certificate of Incorporation and corporate governance guidelines.  Shareholders may obtain, without charge, hard copies of the above documents by writing to:  Corporate Secretary, ePlus inc., 13595 Dulles Technology Drive, Herndon, Virginia  20171.

The Company’s principal executive offices are located at 13595 Dulles Technology Drive, Herndon, Virginia 20171.  The Company’s main telephone number is (703) 984-8400.

e+

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern Time, on September 14, 2016.

Vote by Internet

- Go to **www.investorvote.com/PLUS**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

ePlus inc. Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Phillip G. Norton	☐	☐	02 - Bruce M. Bowen	☐	☐	03 - C. Thomas Faulders, III	☐	☐
04 - Terrence O'Donnell	☐	☐	05 - Lawrence S. Herman	☐	☐	06 - Ira A. Hunt, III	☐	☐
07 - John E. Callies	☐	☐	08 - Eric D. Hovde	☐	☐			

Proposal	For	Against	Abstain
2. ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION AS DISCLOSED IN THE PROXY STATEMENT.	☐	☐	☐
3. PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2017.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ePlus inc.

Notice of 2016 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — September 15, 2016

Kleyton L. Parkhurst and Erica S. Stoecker, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of ePlus inc. to be held on September 15, 2016, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as the shareholder directs. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)